EX-10.42

Exhibit 10.42

SUBLEASE

     THIS SUBLEASE (this "Sublease") is dated for reference purposes as of June 9, 2004, and is made by and between VA Software Corporation, a Delaware corporation ("Sublandlord"), and At Road, Inc., a Delaware corporation ("Subtenant"). Sublandlord and Subtenant hereby agree as follows:

     1. Recitals: This Sublease is made with reference to the fact that Renco Investment Company, as Landlord ("Master Landlord") and Sublandlord, formerly known as VA Linux Systems Corporation, as Tenant, are parties to that certain Single Tenant Lease Form dated as of April 6, 2000 and executed on May 2, 2000 (the "Master Lease"), with respect to those certain premises consisting of approximately 139,311 square feet of leasable area as more particularly described therein (the "Master Premises"), which is a combination of buildings as follows: approximately 87,544 square feet of leasable area located at 47071 Bayside Parkway, Fremont California (the "47071 Building") and approximately 51,767 square feet of leasable area located at 46939 Bayside Parkway, Fremont California (the "46939 Building"). A copy of the Master Lease is attached hereto as Exhibit A. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Master Lease.

     2. Subleased Premises: Subject to the terms and conditions of this Sublease, Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, a portion of the Master Premises consisting of the entire 47071 Building (approximately 87,544 square feet of leasable area) (the "Phase I Subleased Premises") and a portion of the 46939 Building (approximately 15,000 square feet of leasable area) (the "Phase II Subleased Premises"), all as more particularly described on Exhibit B (Phase I Subleased Premises) and Exhibit B-1 (Phase II Subleased Premises) attached hereto (the Phase I Subleased Premises and the Phase II Subleased Premises are collectively referred to herein as the "Subleased Premises").

     3. Term:

          A. Term. The term (the "Term") of this Sublease shall commence on February 1, 2005 and shall end on May 16, 2010 (the "Expiration Date") unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms. Notwithstanding the above or anything to contrary contained in this Sublease, the Term shall not be deemed to have commenced, and Subtenant shall not be obligated to pay any Rent (as defined below) until (i) Master Landlord's Consent has been obtained in accordance with Paragraph 30 of this Sublease and (ii) Sublandlord has delivered possession of the Subleased Premises to Subtenant. Subtenant may, at its option, terminate this Sublease by giving written notice to Landlord if, through no fault of Subtenant (1) Sublandlord has not provided access to the Subleased Premises to Subtenant on or before October 7, 2004 in accordance with Paragraph 3(B) below, or (2) the Term has not commenced on or before February 1, 2005. Subtenant shall exercise such termination right within ten (10) days after the applicable date specified above. Upon the termination of this Sublease in accordance with this Paragraph 3(A) or Paragraph 30 below, the parties hereto shall have no further rights or liabilities to each other, except for those provisions of this Sublease which expressly survive termination.

          B. Early Access. Provided Subtenant has provided Sublandlord with the insurance certificates evidencing the insurance required under Paragraph 19 of this Sublease, Subtenant shall be entitled to access and occupy the Subleased Premises (i) commencing on October 7, 2004 for the sole purpose of constructing the Subtenant Improvements (defined below); and (ii) commencing on January 7, 2005 for the purpose of conducting its business operations. Such early access and occupancy shall be subject to all of the terms of the Sublease except the obligation to pay Rent. Subtenant, however, shall be responsible for paying for utilities pursuant to the second paragraph of Paragraph 4.B during such early access and occupancy period.

          C. No Option to Extend. Notwithstanding anything to the contrary herein or in the Master Lease, Subtenant shall have no options or rights to extend the Term of this Sublease or expand the Subleased Premises.

     4. Rent:

          A. Base Rent. Commencing on the February 1, 2005 and continuing each month throughout the Term of this Sublease, Subtenant shall pay to Sublandlord as base rent ("Base Rent") for the Subleased premises monthly installments as follows:

	Months into the	Base Rent	Due Date for Monthly
Square Feet	Sublease term	per Month	Rental Payments
102,554	1	$0.00	February 1, 2005
102,554	2	$0.00	March 1, 2005
102,554	3	$0.00	April 1, 2005
102,554	4	$0.00	May 1, 2005
102,554	5	$70,035	June 1, 2005
102,554	6	$70,035	July 1, 2005
102,554	7	$70,035	August 1, 2005
102,554	8	$70,035	September 1, 2005
102,554	9	$70,035	October 1, 2005
102,554	10	$70,035	November 1, 2005
102,554	11	$70,035	December 1, 2005
102,554	12	$84,599	January 1, 2006
102,554	13	$84,599	February 1, 2006
102,554	14	$84,599	March 1, 2006
102,554	15	$84,599	April 1, 2006
102,554	16	$84,599	May 1, 2006
102,554	17	$84,599	June 1, 2006
102,554	18	$84,599	July 1, 2006
102,554	19	$84,599	August 1, 2006
102,554	20	$84,599	September 1, 2006
102,554	21	$84,599	October 1, 2006
102,554	22	$84,599	November 1, 2006
102,554	23	$84,599	December 1, 2006
102,554	24	$87,137	January 1, 2007
102,554	25	$87,137	February 1, 2007
102,554	26	$87,137	March 1, 2007
102,554	27	$87,137	April 1, 2007
102,554	28	$87,137	May 1, 2007
102,554	29	$87,137	June 1, 2007
102,554	30	$87,137	July 1, 2007
102,554	31	$87,137	August 1, 2007
102,554	32	$87,137	September 1, 2007

	Months into the	Base Rent	Due Date for Monthly
Square Feet	Sublease term	per Month	Rental Payments
102,554	33	$87,137	October 1, 2007
102,554	34	$87,137	November 1, 2007
102,554	35	$87,137	December 1, 2007
102,554	36	$89,751	January 1, 2008
102,554	37	$89,751	February 1, 2008
102,554	38	$89,751	March 1, 2008
102,554	39	$89,751	April 1, 2008
102,554	40	$89,751	May 1, 2008
102,554	41	$89,751	June 1, 2008
102,554	42	$89,751	July 1, 2008
102,554	43	$89,751	August 1, 2008
102,554	44	$89,751	September 1, 2008
102,554	45	$89,751	October 1, 2008
102,554	46	$89,751	November 1, 2008
102,554	47	$89,751	December 1, 2008
102,554	48	$92,443	January 1, 2009
102,554	49	$92,443	February 1, 2009
102,554	50	$92,443	March 1, 2009
102,554	51	$92,443	April 1, 2009
102,554	52	$92,443	May 1, 2009
102,554	53	$92,443	June 1, 2009
102,554	54	$92,443	July 1, 2009
102,554	55	$92,443	August 1, 2009
102,554	56	$92,443	September 1, 2009
102,554	57	$92,443	October 1, 2009
102,554	58	$92,443	November 1, 2009
102,554	59	$92,443	December 1, 2009
102,554	60	$95,217	January 1, 2010
102,554	61	$95,217	February 1, 2010
102,554	62	$95,217	March 1, 2010
102,554	63	$95,217	April 1, 2010
102,554	64	$95,217	May 1, 2010

Base Rent and Additional Rent, as defined in Paragraph 4.B below, (collectively, hereinafter "Rent") shall be paid in advance on or before the first (1st) day of each month. Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on a thirty (30) day month. Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Rent shall be paid directly to Sublandlord at 46939 Bayside Parkway, Fremont, CA 94538, Attention: Chief Financial Officer, or such other address as may be designated in writing by Sublandlord.

          B. Additional Rent. All monies other than Base Rent required to be paid by Subtenant under this Sublease, including, without limitation, all amounts payable by Sublandlord under the Master Lease applicable to the Subleased Premises shall be deemed additional rent ("Additional Rent"). Subtenant acknowledges that Sublandlord is required to pay to Master Landlord "Building Operating Expenses" (as defined in the Master Lease) and estimated payments thereof and adjustments thereto in accordance with the Master Lease. In addition to all other Additional Rent set forth in this Sublease, Subtenant shall pay to Sublandlord as Additional Rent hereunder, Subtenant's pro rata share of all of such Building Operating Expenses payable by Sublandlord to Master Landlord pursuant to the terms and conditions of the Master

Lease. As used herein, the phrase "Subtenant's pro rata share" shall mean that amount, expressed as a percentage, equal to the number of square feet of leasable area included in the Subleased Premises divided by the number of square feet of leasable area in the Master Premises. Such amounts (including estimated payments thereof and adjustments thereto in accordance with the Master Lease) shall be payable by Subtenant no later than two (2) days before the dates the same are due under the Master Lease; provided, however, that with respect to any Subtenant's Additional Rent not payable monthly by Sublandlord to Master Landlord under the Master Lease, Subtenant shall have received at least ten (10) days' prior written notice of such payment, unless otherwise provided for herein. Sublandlord shall promptly forward the appropriate invoices received from Master Landlord. Subtenant and Sublandlord agree, as a material part of the consideration given by Subtenant to Sublandlord for this Sublease, that Subtenant shall pay Subtenant's pro rata share of all costs, expenses, taxes, insurance, maintenance and other charges of every kind and nature to the extent Sublandlord shall be charged for such amounts pursuant to the terms and conditions of the Master Lease, such that Sublandlord shall receive, as net consideration for this Sublease, full reimbursement thereof. Notwithstanding the foregoing, in the event that any cost, expense, tax, insurance, maintenance or other charge of any kind is incurred under the Master Lease for either Subtenant's or Sublandlord's sole benefit or as a result of either Subtenant's or Sublandlord's request for certain additional services (such as extra hours' charges, etc.) or otherwise, the responsible party shall pay the entire cost thereof, and such charges shall not be pro rated between Sublandlord and Subtenant.

     Subtenant shall be separately metered for electric, gas and water service to the Phase I Sublease Premises and shall install, as part of Subtenant's Improvements (as such term is defined below), meter or other equipment to measure such service to the Phase II Subleased Premises. Subtenant shall pay for all water, gas, heat, cooling, light, power, telephone and other utilities and services to the Subleased Premises directly to the service provider.

          C. Prepayment of Rent. On or prior to January 15, 2005, Subtenant shall pay to Sublandlord the sum of Seventy Thousand Thirty-Five Dollars ($70,035) which shall constitute Base Rent for the fifth (5th) month of the Term.

     5. Security Deposit: Upon execution of this Sublease by Subtenant, Subtenant shall deposit with Sublandlord Ninety-Five Thousand Dollars ($95,000) in immediately available funds as security for the performance by Subtenant of its obligations under this Sublease, and not as a prepayment of rent (the "Security Deposit"). If Subtenant Defaults under this Sublease, Sublandlord may apply all or any part of the Security Deposit for the payment of any rent or other sum in Default, the repair of any damage to the Subleased Premises caused by Subtenant or the payment of any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant's Default or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant's Default to the full extent permitted by law. Subtenant hereby waives any restriction on the use or application of the Security Deposit by Sublandlord as set forth in California Civil Code Section 1950.7. To the extent any portion of the Security Deposit is used, Subtenant shall within ten (10) days after demand from Sublandlord restore the Security Deposit to its full amount. Sublandlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Subtenant on the Security Deposit. Sublandlord shall return all of the remaining Security Deposit to Subtenant within thirty (30) days after the Expiration Date or earlier termination of this Sublease, less any amounts Sublandlord is entitled to in accordance with this Paragraph 5. The Security Deposit shall not serve as an advance payment of rent or a measure of Sublandlord's damages for any Default under this Sublease. Subtenant covenants and agrees that it shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Sublandlord nor its successors or assigns shall be bound by any such agreement, encumbrance, attempted assignment or attempted encumbrance.

     6. Furniture:

          A. During the Term of the Sublease, Subtenant shall have the right to use the furniture currently existing in the Subleased Premises and outlined on Exhibit C-1 attached hereto (the "Furniture") and the equipment currently existing in the Subleased Premises and outlined on Exhibit C-2 (the "Equipment") throughout the Term at no additional cost or charge. Such Furniture and Equipment are provided by Sublandlord in their "AS IS" condition, with all faults and defects, and Subtenant shall use such Furniture and Equipment at Subtenant's sole risk. No representations or warranties whatsoever as to the Furniture's or the Equipment's condition or fitness for a particular purpose, express or implied, are made by Sublandlord. Subtenant shall maintain and repair the Furniture and Equipment, and shall surrender the Furniture at the expiration or earlier termination of the Sublease, in the same condition as received by Subtenant, reasonable wear and tear excepted. Subtenant, at its sole cost, may elect to remove from the Subleased Premises and store items of Furniture and Equipment subject to Sublandlord's prior written consent as to the items being removed, which consent shall not be unreasonably withheld, conditioned or delayed. Sublandlord hereby approves of Subtenant's removal and storage of the cubicles in the Phase II Subleased Premises. Subtenant shall return (and reassemble) any removed items of Furniture and Equipment to the Subleased Premises at the expiration or earlier termination of the Sublease, in the same condition as received by Subtenant, reasonable wear and tear excepted.

          B. Subtenant at its cost (i) shall maintain "All Risk" property insurance covering the Furniture and Equipment for the full replacement cost thereof and (ii) as Subtenant's Additional Rent hereunder, shall pay for any and all property taxes thereon. Upon notice from Sublandlord, Subtenant shall assign to Sublandlord (or to any party designated by Sublandlord) all property insurance proceeds payable to Subtenant under Subtenant's insurance with respect to the Furniture and Equipment; provided if the estimated cost to replace such Furniture and Equipment exceeds the amount of insurance proceeds received by Sublandlord from Subtenant's insurance carrier, the excess cost of such replacement shall be paid by Subtenant to Sublandlord. Sublandlord hereby represents and warrants to Subtenant that Sublandlord has good and marketable title to the Furniture and Equipment, free and clear of any liens, charges, encumbrances, security interests and adverse claims. The Furniture and Equipment shall remain the personal property of Sublandlord; provided, however, that as security for the performance of all of Sublandlord's obligations under this Sublease, Sublandlord hereby assigns, pledges and grants to Subtenant a security interest in and a lien upon the Furniture and Equipment. Subtenant shall have the right to file a financing statement describing the Furniture and Equipment with the Secretary of State of the State of Delaware. Sublandlord shall give such notices and take such other actions, at Sublandlord's sole cost and expense, as may be necessary to prevent any third party from dispossessing Subtenant of its use of the Furniture and Equipment during the Term. For the purposes of such security interest and lien, this Sublease shall constitute a "security agreement" within the meaning of the Uniform Commercial Code as in effect in the State of California. Notwithstanding anything to the contrary herein, such security interest and lien on the Furniture and Equipment shall terminate from and after the Expiration Date (whether or not Sublandlord is in default hereunder) or earlier termination of the Sublease for any reason other than the default of Sublandlord; provided, however, that if Subtenant enters into the "Direct Lease" (as defined in the Consent to Sublease attached hereto as Exhibit-F) with Master Landlord, such security interest and lien and Subtenant's rights and obligations under this Paragraph 6 shall continue through the expiration or earlier termination of the Direct Lease (but in no event beyond May 16, 2010).

     7. Late Charge: If Subtenant fails to pay Sublandlord any amount due hereunder on or before the fifth day after such payment is due more than one (1) time in any twelve (12) month period or fails to pay Sublandlord any amount due hereunder on or before the fifth day after written notice of nonpayment, Subtenant shall pay to Sublandlord upon demand a late charge equal to five percent (5%) of the delinquent amount. The parties agree that the foregoing late charge represents a reasonable estimate of the cost and expense which Sublandlord will incur in processing each delinquent payment. Sublandlord's acceptance of any interest or late charge shall not waive Subtenant's default in failing to pay the delinquent amount.

     8. Holdover: Subtenant acknowledges that it is critical that Subtenant surrender the Subleased Premises on or before the Expiration Date or earlier termination of the Sublease in accordance with the terms of this Sublease. Accordingly, Subtenant shall indemnify, defend and hold harmless Sublandlord from and against all losses, costs, claims, liabilities and damages resulting from Subtenant's failure to surrender the Subleased Premises on the Expiration Date or earlier termination of the Sublease in the condition required under the terms of this Sublease (including, without limitation, any liability or damages sustained by Sublandlord as a result of a holdover of the Master Premises by Sublandlord as a result of the holdover of the Subleased Premises by Subtenant). In addition, Subtenant shall pay Sublandlord holdover rent equal to one hundred fifty percent (150%) of Base Rent (in addition to any Additional Rent payable hereunder) for any holdover period after the Expiration Date or earlier termination of the Sublease through the date Subtenant surrenders the Subleased Premises in the condition required hereunder.

     9. AS IS Condition: Except as expressly stated in this Sublease, the parties acknowledge and agree that Subtenant is subleasing the Subleased Premises on an "AS IS" basis, and that Sublandlord has made no representations or warranties, express or implied, whatsoever, with respect to the Subleased Premises, including, without limitation, any representation or warranty as to the suitability of the Subleased Premises for Subtenant's intended use or any representation or warranty made by Master Landlord under the Master Lease. Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including the Americans with Disabilities Act of 1990, as may be amended). Subtenant hereby expressly waives the provisions of subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California and all rights to make repairs at the expense of Sublandlord as provided in Section 1942 of said Civil Code. Not limiting the generality of the foregoing, Sublandlord represents to and warrants to Subtenant that as of the date hereof, to the Sublandlord's current knowledge, the lighting, heating, ventilation and air conditioning, plumbing and electrical systems in the Subleased Premises are in good working order.

     10. Master Landlord's Obligations: Sublandlord agrees that Subtenant shall be entitled to receive all service and repairs to be provided by Master Landlord to Sublandlord under the Master Lease with regards to the Subleased Premises; provided, however, that Sublandlord shall not be liable for any failure or interruption of any such service or repairs except to the extent caused by or arising from the negligence or willful misconduct of Sublandlord or Sublandlord Related Parties (as defined in Paragraph 12 below). Sublandlord shall have no obligation to perform any repairs or any other obligation of Master Landlord required to be performed by Master Landlord under the terms of the Master Lease (including, without limitation, Master Landlord's obligations under Articles 5, 6, 9, 10 and 11 of the Master Lease and Master Landlord's obligation to comply with laws and carry building insurance). Sublandlord shall, however, request performance of the same in writing from Master Landlord promptly after being requested to do so by Subtenant, and shall use Sublandlord's reasonable efforts (not including the payment of money, the incurring of any liabilities, or the institution of legal proceedings) to obtain Master Landlord's performance. However, in the event that (i) Master Landlord is in default under the Master Lease beyond applicable notice and cure periods and (ii) Subtenant's use of the Subleased Premises is, or Subtenant's rights under this Sublease are, materially and adversely affected by such default, then, upon Subtenant's request, Sublandlord shall permit Subtenant to take legal action (an "Action") against Master Landlord at Subtenant's sole cost and expense, in which event, for that purpose and only to such extent, Sublandlord's rights under the Master Lease as "Tenant" with respect to the Subleased Premises to institute such legal action shall be assigned to Subtenant, and Subtenant shall be subrogated to such rights to the extent that the same shall apply to the Subleased Premises. If any such Action against Master Landlord shall be barred by reason of lack of privity, nonassignability or otherwise, Subtenant may take such Action in Sublandlord's name at Subtenant's sole cost and expense; provided Subtenant obtains the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Subtenant brings an Action in accordance with this Paragraph 10, Sublandlord shall reasonably cooperate with Subtenant in Subtenant's prosecution of the same; provided, however, that such cooperation shall be at no out-of-pocket cost to Sublandlord. Subtenant shall indemnify, protect, defend by counsel reasonably satisfactory to Sublandlord and hold Sublandlord harmless from and against any and all liability, loss, claims, demands, suits, penalties or damage (including, without being limited to, reasonable attorneys' fees and expenses) which Sublandlord may incur or suffer by reason of any Action taken pursuant to this Paragraph 10.

     11. Right to Cure Defaults: If Subtenant fails to pay any sum of money to Sublandlord, or fails to perform any other act on its part to be performed hereunder, then Sublandlord may, but shall not be obligated to, make such payment or perform such act. All such sums paid, and all reasonable costs and expenses of performing any such act, shall be deemed Additional Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (i) ten percent (10%) per annum or (ii) the maximum rate allowable under law (the "Interest Rate") from the date of the expenditure until repaid. Sublandlord shall provide Subtenant five (5) business days' notice prior to making such payment or performing such act unless sooner action is required to avoid a default under the Master Lease. The notice requirement in the preceding sentence shall not apply, however, to the payment of Additional Rent payable on a monthly basis.

     12. Indemnity. Except to the extent caused by the negligence or willful misconduct of Sublandlord, its agents, employees, directors, representatives, contractors or invitees (other than Subtenant) ("Sublandlord Related Parties"), Subtenant shall indemnify, defend with counsel reasonably acceptable to Sublandlord, protect and hold harmless Sublandlord and its agents, employees, directors, shareholders, and representatives from and against any and all losses, claims, liabilities, judgments, causes of action, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Claims"), caused by or arising in connection with: (i) the use, occupancy, operation or condition of the Subleased Premises; (ii) the negligence or willful misconduct of Subtenant or Subtenant Related Parties (as defined below); and (iii) a breach of Subtenant's obligations under this Sublease or the provisions of the Master Lease with respect to the Subleased Premises. Except to the extent caused by the negligence or willful misconduct of Subtenant, its agents, employees, directors, representatives, contractors or invitees ("Subtenant Related Parties"), Sublandlord shall indemnify, defend with counsel reasonably acceptable to Subtenant, protect and hold harmless Subtenant and its agents, employees, directors, shareholders, and representatives from and against any and all Claims caused by or arising in connection with: (1) a breach of Sublandlord's obligations under this Sublease and, except to the extent such obligations are assumed by Subtenant under this Sublease, the Master Lease; and (2) the negligence or willful misconduct of Sublandlord or Sublandlord Related Parties. The indemnities in this Paragraph shall survive termination of this Sublease.

     13. Assignment and Subletting: Subject to the terms of Article 7 of the Master Lease, incorporated herein, Subtenant may not assign any interest in this Sublease (by operation of law or otherwise), sublet any of the Subleased Premises, transfer any interest of Subtenant therein or permit any use of the Subleased Premises by another party (collectively, "Transfer"), without the prior written consent of Sublandlord and, if required under the Master Lease or the Consent to Sublease (as defined below), Master Landlord. Sublandlord's consent shall not be unreasonably withheld provided, however, Sublandlord's withholding of consent shall in all events be deemed reasonable if for any reason Master Landlord's consent is required but not obtained. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer.

Any Transfer without such consent shall be void and, at the option of Sublandlord, shall be a material default under this Sublease. Sublandlord's waiver or consent to any assignment or subletting shall be ineffective unless set forth in writing. Notwithstanding anything to the contrary, in no event may Subtenant assign the Sublease, sub-sublet the Subleased Premises or otherwise transfer Subtenant's interest herein if doing so could permit the Master Landlord to terminate the Master Lease. Notwithstanding anything to the contrary contained herein but subject to the preceding sentence, Subtenant may, without Sublandlord's prior written consent, but subject to Master Landlord's prior written consent to the extent required under the Master Lease or the Consent to Sublease, sublet the Subleased Premises or assign the Sublease to (a) an entity controlling, controlled by or under common control with Subtenant, (b) a successor corporation related to Subtenant by merger, consolidation, nonbankruptcy reorganization, or government action, or (c) a purchaser of substantially all of Subtenant's assets. A sale or transfer of Subtenant's capital stock shall not be deemed an assignment, subletting or any other transfer of the Sublease or the Subleased Premises. In the event of a Transfer hereunder, Subtenant shall not be relieved from any of its obligations under this Sublease.

     14. Use:

          A. Subtenant may use the Subleased Premises for the "Permitted Use" under the Master Lease and for no other purpose whatsoever.

          B. Subtenant shall not use, store, keep, handle, manufacture, transport, release, discharge, emit or dispose of any Hazardous Materials (as defined in the Master Lease) in, on, under, about, to or from the Subleased Premises, except that Subtenant may use Hazardous Materials contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within business offices, but only if and to the extent that such Hazardous Materials are transported, stored and used in full compliance with all applicable Hazardous Materials laws and otherwise in a safe and prudent manner. Under no circumstance shall Subtenant be liable for Hazardous Materials present at any time on or about the Project, or the soil, air, improvements, groundwater or surface water thereof, or the violation of any laws, orders or regulations, relating to any such Hazardous Material, except to the extent that any of the foregoing actually results from the release or emission of Hazardous Materials by Subtenant or Subtenant Related Parties. To the extent Sublandlord actually receives indemnity from Master Landlord pursuant to Section 4.11 of the Master Lease with respect to "Subtenant's Hazardous Materials Claims" as hereinafter defined, Sublandlord shall indemnify Subtenant and Subtenant Related Parties from all losses, costs, claims, liabilities and damages (including reasonable attorneys' and consultants' fees) of every type and nature, directly or indirectly arising out of or in connection with Hazardous Materials present at any time on or about the Project, or the soil, air, improvements, groundwater or surface water thereof, or the violation of any laws, orders or regulations, relating to any such Hazardous Material (collectively, "Subtenant's Hazardous Materials Claims"), except to the extent that any of the foregoing actually results from the release or emission of Hazardous Materials by Subtenant or Subtenant Related Parties. Notwithstanding the foregoing, Sublandlord's sole obligation under this Paragraph shall be to request performance of such indemnification obligations from Master Landlord in writing promptly after being requested to do so by Subtenant, and to use Sublandlord's reasonable efforts (not including the payment of money, the incurring of liabilities, or the institution of legal proceedings) to obtain Master Landlord's performance. In the event that Master Landlord defaults in its obligations under Section 4.11 of the Master Lease, Subtenant shall have the right to take an Action against Master Landlord in accordance with Paragraph 10 above.

          C. Subtenant shall comply with all reasonable rules and regulations promulgated from time to time by Sublandlord or Master Landlord.

     15. Effect of Conveyance: As used in this Sublease, the term "Sublandlord" means the holder of the "Tenant's" interest under the Master Lease. In the event of any assignment or transfer of the "Tenant's" interest under the Master Lease, which assignment or transfer may occur at any time during the Term hereof in Sublandlord's sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder, and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder; provided, however, that Sublandlord shall transfer and deliver any security of Subtenant to such transferee, including, without limitation, the Security Deposit, and shall provide Subtenant with written evidence of such assumption.

     16. Delivery and Acceptance: This Sublease shall not be void or voidable, nor shall Sublandlord be liable to Subtenant for any loss or damage, by reason of delays in Sublandlord delivering any portion of the Subleased Premises to Subtenant for any reason whatsoever, subject, however, to Subtenant's right to terminate this Sublease as provided for in Paragraph 3(A) above. Subtenant has fully inspected the Subleased Premises and is satisfied with the condition thereof. By taking possession of the Subleased Premises, Subtenant conclusively shall be deemed to have accepted the Subleased Premises in its then- existing, "AS IS" condition, without any representation or warranty whatsoever from Sublandlord with respect thereto, except as expressly provided for in Paragraph 9 of this Sublease.

     17. Improvements: Subtenant shall not make any alterations or improvements to the Subleased Premises (i) without the prior written consent of both Master Landlord (if required under the Master Lease) and Sublandlord, and (ii) except in accordance with the Master Lease. Subtenant shall have the right to select its own general contractor subject, however, to Sublandlord's and Master Landlord's (if required under the Master Lease) prior written consent to such contractor. Sublandlord's consents under this Paragraph shall not be unreasonably withheld, conditioned or delayed, provided, however, that Sublandlord's withholding of consent shall in all events be deemed reasonable if for any reason Master Landlord's consent is not obtained. Sublandlord hereby approves of those certain improvements to the Phase I Subleased Premises described on Exhibit D hereto subject to Master Landlord's approval of the same (the "Subtenant Improvements").

     18. Release and Waiver of Subrogation: Notwithstanding anything to the contrary in this Sublease, Sublandlord and Subtenant hereby release each other from any damage to property or loss of any kind which is caused by or results from any risk that normally would be insured against under any property insurance policy required to be carried by either party. This release shall be in effect only so long as the applicable insurance policy contains a clause to the effect that this release shall not affect the right of the insured to recover under the policy. Each party shall use its reasonable efforts to cause each property insurance policy obtained by it to provide that the insurer waives all right of recovery against the other party and its agents and employees in connection with any damage or injury covered by the policy, and each party shall notify the other party if it is unable to obtain a waiver of subrogation. Subtenant shall not be entitled to terminate this Sublease or to abate Rent nor shall Sublandlord, except to the extent caused by or arising from the negligence or willful misconduct of Sublandlord or Sublandlord Related Parties, be liable to Subtenant for the (i) failure or interruption of any utility system or service or (ii) failure of Master Landlord to maintain the Subleased Premises as may be required under the Master Lease. In no event shall Sublandlord be liable to Subtenant for any lost profit, damage to or loss of business or any form of special, indirect or consequential damage.

     19. Insurance: Subtenant shall obtain and keep in full force and effect, at Subtenant's sole cost and expense, during the Term the insurance required to be carried by the "Tenant" under the Master Lease with respect to the Subleased Premises and any property of Subtenant. Subtenant shall include Sublandlord and

Master Landlord as an additional insured in any policy of insurance carried by Subtenant in connection with this Sublease and shall provide Sublandlord with certificates of insurance upon Sublandlord's request.

     20. Default: Subtenant shall be in material default of its obligations under this Sublease if any of the following events occur (each a "Default"):

          A. Subtenant fails to pay any Rent within five (5) days after written notice of nonpayment; or

          B. Subtenant fails to perform any term, covenant or condition of this Sublease (other than the payment of Rent) and fails to cure such breach within twenty (20) days after delivery of a written notice specifying the nature of the breach; provided, however, that if such breach cannot reasonably be cured within such 20-day period, the cure period shall be extended as reasonably necessary to cure such breach if Subtenant commences curing such breach within such 20-day period and diligently prosecutes the same to completion; or

          C. the bankruptcy or insolvency of Subtenant, transfer by Subtenant in fraud of creditors, an assignment by Subtenant for the benefit of creditors, or the commencement of any proceedings of any kind by or against Subtenant under any provision of the Federal Bankruptcy Act or under any other insolvency, bankruptcy or reorganization act unless, in the event any such proceedings are involuntary, Subtenant is discharged from the same within thirty (30) days thereafter;

          D. the appointment of a receiver for a substantial part of the assets of Subtenant;

          E. the levy upon this Sublease or any estate of Subtenant hereunder by any attachment or execution and the failure within twenty (20) days thereafter to have such attachment or execution vacated or such other action taken with respect thereto so as to put Sublandlord at no risk of having an unconsented transfer of this Sublease;

          F. Subtenant commits any other act or omission which could constitute a default under the Master Lease.

     21. Remedies: In the event of any default by Subtenant, Sublandlord shall have all remedies provided to the "Landlord" under the Master Lease and all other rights and remedies otherwise available at law and in equity. Without limiting the generality of the foregoing, Sublandlord shall have the remedy described in California Civil Code Section 1951.4 (Sublandlord may continue the Sublease in effect after Subtenant's breach and abandonment and recover rent as it becomes due, if Subtenant has right to sublet or assign, subject only to reasonable limitations). Sublandlord may resort to its remedies cumulatively or in the alternative. In the event of any default by Sublandlord, Subtenant shall have all remedies provided to the "Tenant" under the Master Lease and all other rights and remedies otherwise available at law and in equity. Subtenant may resort to its remedies cumulatively or in the alternative.

     22. Surrender: On or before the Expiration Date or any sooner termination of this Sublease, Subtenant shall remove all of its trade fixtures, personal property and all alterations and improvements constructed by Subtenant in the Subleased Premises which are required to be removed under the terms of this Sublease or the Master Lease, and shall surrender the Subleased Premises to Sublandlord in good condition, order and repair, reasonable wear and tear and damage by casualty or condemnation excepted. Subtenant shall repair any damage to the Subleased Premises caused by Subtenant's removal of its personal property, furnishings and equipment, except to the extent such damage is caused by the negligence or willful misconduct of Sublandlord or Sublandlord Related Parties. If the Subleased Premises are not so surrendered, then Subtenant shall be liable to Sublandlord for all reasonable out-of-pocket costs incurred by Sublandlord in returning the Subleased Premises to the required condition, plus interest thereon at the Interest Rate.

     23. Broker: Sublandlord and Subtenant each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this transaction other than CB Richard Ellis ("CBRE") representing Subtenant and CPS, a Commercial Real Estate Company, Inc. ("CPS") representing Sublandlord. Subtenant agrees to indemnify and hold Sublandlord harmless from and against all claims for brokerage commissions, finder's fees or other compensation made by any other agent, broker, salesman or finder as a consequence of Subtenant's actions or dealings with such other agent, broker, salesman, or finder or of Subtenant's breach of the foregoing representation. Sublandlord agrees to indemnify and hold Subtenant harmless from and against all claims for brokerage commissions, finder's fees or other compensation made by any other agent, broker, salesman or finder as a consequence of Sublandlord's actions or dealings with such other agent, broker, salesman, or finder or of Sublandlord's breach of the foregoing representation.

     24. Notices: Unless at least five (5) days' prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below their signatures at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be properly addressed and delivered as follows: (a) personally delivered; or (b) submitted to an overnight courier service, charges prepaid; or (c) deposited in the mail (certified, return-receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being so submitted to an overnight courier service and two (2) business days after deposit in the United States mail, if mailed as set forth above. All notices given to Master Landlord under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

     25. Other Sublease Terms:

          A. Incorporation By Reference. Except as set forth below and except as otherwise provided in this Sublease, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to "Lease" shall be deemed a reference to this "Sublease"; (ii) each reference to the "Premises" shall be deemed a reference to the "Subleased Premises"; (iii) each reference to "Landlord" shall be deemed a reference to "Sublandlord" and each reference to "Tenant" shall be deemed a reference to "Subtenant", except as otherwise expressly set forth herein; (iv) with respect to work, services, utilities, electricity, repairs (or damage caused by Master Landlord), restoration, insurance, indemnities, reimbursements, representations, warranties or the performance of any other obligation of "Landlord" under the Master Lease, whether or not incorporated herein, the only obligations of Sublandlord shall be as set forth in Paragraph 10 of this Sublease; (v) with respect to any obligation of Subtenant to be performed under this Sublease, wherever the Master Lease grants to "Tenant" a specified number of days to perform its obligations under the Master Lease (including, without limitation, curing any defaults), except as otherwise provided herein, Subtenant shall have three (3) fewer days to perform the obligation or one-half the time period permitted under the Master Lease, which ever allows Subtenant the greater amount of time, provided that in no event shall such period be shortened to a duration of less than two (2) business days for the purposes of this Sublease, unless sooner action is required to avoid a default under the Master Lease; (vi) with respect to any approval required to be obtained from the "Landlord" under the Master Lease, such approval must be obtained from both Master Landlord and Sublandlord, and Sublandlord's withholding of approval shall in all events be deemed reasonable if for any reason Master Landlord's approval is not obtained; (vii) in any case where the "Landlord" reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, such reservation or grant of right of entry shall be deemed to be for the benefit of both Master Landlord and Sublandlord; (viii) in any case where "Tenant" is to indemnify, release or waive claims against "Landlord", such indemnity, release or waiver shall be deemed to run from Subtenant to both Master Landlord and Sublandlord; (ix) in any case where "Tenant" is to execute and deliver certain documents or notices to "Landlord", such obligation shall be deemed to run from Subtenant to both Master Landlord and Sublandlord; and (x) the following modifications shall be made to the Master Lease as incorporated herein:

               (a) the following provisions of the Master Lease are not incorporated herein: Sections 1.1 (except 1.1.M and 1.1. Q), 2.1, 2.3, 2.4, 2.5, 3.1, 3.4, 3.5, 3.6, 4.5 (first sentence), 4.6 (last sentence), 4.11 (last two sentences), 6.1 (last two sentences), 7.1 (fourth and fifth sentences), 7.3(a), 7.5 (last sentence), 9.3, 12.1, 13.3 (last sentence), 13.9, 13.11(subsections D, E and F), Exhibit C, and "Option to Renew Lease";

               (b) references to "Initial Tenant Improvements" shall be deleted;

               (c) reference to "fifty percent" in Section 7.4(f) of the Master Lease shall be changed to "seventy-five percent";

               (d) in the event that Sublandlord, as Tenant, actually receives a rent abatement under the Master Lease for all or a portion of the Subleased Premises, Subtenant shall be entitled to a proportionate abatement of Subtenant's Rent in the amount payable hereunder with respect to the portion of the Subleased Premises affected; provided, however, any right to abate rent shall not exceed the rent actually abated under the Master Lease with respect to the Subleased Premises.

          B. Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Landlord thereunder. Subtenant hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease; and (ii) to perform all the obligations on the part of the "Tenant" to be performed under the terms of the Master Lease with respect to the Subleased Premises during the Term. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination without any liability of Sublandlord to Subtenant; provided, however, that Sublandlord shall remain liable for any such termination caused by the default of Sublandlord under the Master Lease which was not caused by a Default hereunder by Subtenant. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublandlord and Subtenant, the provisions of this Sublease shall control.

          C. Preservation of Master Lease. Sublandlord shall not voluntarily terminate the Master Lease except (i) pursuant to Article 10 or Article 11 of the Master Lease or (ii) as a result of a default by Master Landlord under the Master Lease that materially and adversely affects Sublandlord's rights as Tenant under the Master Lease. Except to the extent such obligations are assumed or agreed to be performed by Subtenant under this Sublease, and except those obligations which Sublandlord contests in good faith, Sublandlord shall perform all of its obligations under the Master Lease during the Term (unless the failure to perform is caused in whole or in part by Subtenant or Subtenant Related Parties).

     26. Right to Contest: If Sublandlord does not have the right to contest any matter in the Master Lease due to expiration of any time limit that may be set forth therein or for any other reason, then notwithstanding any incorporation of any such provision from the Master Lease in this Sublease, Subtenant shall also not have the right to contest any such matter.

     27. Parking. Subtenant shall have the exclusive right to use three and one-half (3-1/2) parking spaces per 1,000 square feet of leasable area of the Subleased Premises (i.e., 306 parking spaces (87,544 / 1,000 x 3.5) commencing on February 1, 2005 and an additional 53 parking spaces (15,010 / 1,000 x 3.5) commencing on January 1, 2006). Subtenant's initial 306 and subsequent 53 parking spaces are highlighted on Exhibit E. attached hereto and incorporated herein by this reference. Subtenant shall not permit its employees to park in any other parking spaces serving the Master Premises.

     28. Signage. Subject to the requirements of Section 4.6 of the Master Lease (including, without limitation, obtaining Landlord's consent) and subject to Sublandlord's prior written approval as to the design, location and specifications (which approval shall not be unreasonably withheld), Subtenant shall have the right to install, at its sole cost and expense, signage at the Subleased Premises to the extent permitted by the City of Fremont, including, but not limited to: (A) on the existing monument at the driveway entrance to the Phase I Premises along Bayside Parkway; (B) on the existing monument at the corner of Gateway Boulevard and Bayside Parkway; (C) on the rear entrance sign at the driveway along Gateway Boulevard; and (D) on the exterior of the 47071 Building.

     29. Security Service: Subtenant acknowledges that Sublandlord is not responsible for the security of the Subleased Premises or the protection of Subtenant's property or Subtenant's employees, invitees or contractors, and that to the extent Subtenant determines that such security or protection services are advisable or necessary, Subtenant shall arrange for and pay the costs of providing the same. If Subtenant shall use the security system currently installed in the Subleased Premises, it shall contact Sonitrol Corporation ("Sonitrol") directly to initiate the security service. Sublandlord shall provide Subtenant with Sonitrol's contact information immediately upon request. With respect to the Sonitrol system in 46939 Building, Sublandlord, at Sublandlord's cost, shall cause Sonitrol to separate the controls for the Sublandlord's portion of the 46939 Building from the controls for the Phase II Subleased Premises.

     30. Conditions Precedent: Notwithstanding anything to the contrary in this Sublease, this Sublease and Sublandlord's and Subtenant's obligations hereunder are conditioned upon Master Landlord's execution and delivery of the "Consent to Sublease" in the form attached hereto as Exhibit F to the Lease. Sublandlord shall deliver the Consent to Sublease and the fully executed Sublease to Landlord within five (5) business days following full execution and delivery of this Sublease. If, within thirty (30) days after such delivery, Master Landlord does not execute such Consent to Sublease or such executed Consent to Sublease is not delivered to Subtenant, then either party may terminate this Sublease by giving the other written notice thereof prior to receipt of such Consent to Sublease from Master Landlord.

     31. Amendment: This Sublease may not be amended except by the written agreement of all parties hereto.

     32. Counterparts: This Sublease may be executed in one (1) or more counterparts each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. Signature copies may be detached from the counterparts and attached to a single copy of this Sublease physically to form one (1) document.

     33. Drafting Presumption: The parties acknowledge that this Sublease has been agreed to by both the parties, that both Sublandlord and Subtenant have consulted with attorneys with respect to the terms of this Sublease and that no presumption shall be created against Sublandlord because Sublandlord drafted this Sublease.

     34. Entire Agreement: This Sublease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. No subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

     35. Quiet Enjoyment. Sublandlord covenants that, so long as there is no Default hereunder, Subtenant shall and may peacefully have, hold and enjoy the Subleased Premises without ejection by any person lawfully claiming by, through or under Sublandlord.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

VA SOFTWARE CORPORATION		AT ROAD INC.

By:	/s/ Kathleen R Mcelwee	By:	/s/ Krish Panu

Print Name: KATHLEEN R MCELWEE		Print Name: KRISH PANU
Title: VP + CFO		Title: CEO / PRESIDENT

Address:		Address: (from and after January 7, 2005)

46939 Bayside Parkway		47071 Bayside Parkway
Fremont, CA 94538		Fremont, CA 94538
Attention: Chief Financial		Attention: Mr. Robert Williams

with a copy to:

47071 Bayside Parkway
Fremont, CA 94538
Attention: Legal Department

(prior to January 7, 2005)

47200 Bayside Parkway
Fremont, CA 94538
Attention: Mr. Robert Williams

with a copy to:

47200 Bayside Parkway
Fremont, CA 94538
Attention: Legal Department

Exhibit A

SINGLE TENANT LEASE FORM
(NET FORM)

THIS LEASE, dated April 6, 2000 for reference purposes only, is made by and between RENCO INVESTMENT COMPANY ("Landlord") and VA LINUX SYSTEMS CORPORATION, a Delaware Corporation ("Tenant"), to be effective and binding upon the parties as of the date the last of the designated signatories to this Lease shall have executed this Lease (the "Effective Date of this Lease").

ARTICLE 1
REFERENCES

     1.1 REFERENCES: All references in this Lease (subject to any further clarifications contained in this Lease) to the following term shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

A. Tenant's Address for Notices:	VA LINUX SYSTEMS, INCORPORATED
B. Tenant's Representative:	Mr. Todd Schull
Business Phone Number:
Home Phone Number:
Home Address:
C. Landlord's Address for Notices:	1285 Oakmead Parkway, Sunnyvale, CA 94086
D. Landlord's Representative:	Gerald E. Hodnefield
Phone Number:	(408)730-5500
E. Lease Commencement Date:	June 1, 2000
F. Lease Term:	Ten (10) Years
G. Lease Expiration Date:	May 31, 2010
H. Tenant's Punchlist Period:	Thirty calendar days from delivery of The Premises to Tenant
I. First Month's Prepaid Rent:	$ 243,794.00
J. Last Month's Prepaid Rent:	None
K. Tenant's Security Deposit:	$ 250,000.00
L. Late Charge Amount:	Six (6%) Percent of the late amount(s)
M. Tenants Liability Coverage:	Three Million ($3,000,000) Dollar Single Limit
N. Parking Spaces:	All spaces provided within the Project

         O. Leased Premises: That certain space which is a combination of buildings containing 139,311 square feet of leasable area referred to as Renco 42 and Renco 47 (the "Project" or the "Property"), which space is shown outlined in red on the Floor Plan attached hereto as Exhibit "B" consisting of approximately 139,311 square feet of leasable area measuring to the outside edge of the outside walls and drip lines, but not including the connecting hallway, and, for purposes of this Lease, agreed between Landlord and Tenant to contain said number of square feet. The Leased Premises are commonly known by address as follows: 47071 and 46939 Bayside Parkway, Fremont California, 94538.

         P. Base Monthly Rent: The term "Base Monthly Rent" shall mean the amount of rent due and payable on the first day of each month of the Lease Term, which for purposes of this Lease is agreed to be the monthly sum of $243,794.00 for each full month of the first year of the Lease Term $251,108.00 for each full month of the second year of the Lease Term, $258,641.00 for each full month of the third year of the Lease Term $266,401.00 for each full month of the fourth year of the Lease Term, $274.393.00 for each full month of the fifth year of the Lease Term $282.624.00 for each full month of the sixth year of the Lease Term, $291,103.00 for each full month of the seventh year of the Lease Term, $299,836.00 for each full month of the eighth year of the Lease Term, $308.831.00 for each full month of the ninth year of the Lease Term, and $318,096.00 for each full month of the tenth year of the Lease Term. Any partial month shall be prorated on the basis of a 30 day month.

         Q. Permitted Use: The term "Permitted Use" shall mean that Landlord and Tenant agree that Tenant shall use the Premises for: manufacture, assembly, repair, sales, marketing and distribution of electronic parts and components, internet services, and related office and support functions and for no other use

         R. Exhibits: The term "Exhibits" shall mean the Exhibits to this Lease which are described as follows:

Exhibit "A" -	Site Plan showing the "Project" (or "Property") and delineating the Building in which the Leased Premises are located.
Exhibit "B" -	Floor Plan outlining the Leased Premises.
Exhibit "C" -	Tenant Improvements Agreement

         S. Addenda: The term "Addenda" shall mean the Addendum (or Addenda) to this Lease which is (or are) described as follows:

Signage Criteria
Option to Renew Lease
Letter of Credit securitizing Lease costs

ARTICLE 2
LEASED PREMISES, TERM AND POSSESSION

     2.1 LEASE OF PREMISES: Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain interior space described above as the Leased Premises (or "Premises"). Landlord reserves the right to install, maintain, use and replace ducts, wires, conduits and pipes leading through the Leased Premises in locations which will not materially interfere with Tenant's use of the Leased Premises. Tenant's use of the Leased Premises, together with the appurtenant right to use the Common Areas shall be conditioned upon and be subject to the continuing compliance by Tenant with (I) all the terms and conditions of the Lease, (ii) all Laws governing the use of the Leased Premises and the Project, (iii) all Private Restrictions, easements and other matters now of public record respecting the use of the Leased Premises and the Project, and (iv) all reasonable rules and regulations from time to time established by Landlord.

     2.2 RIGHT TO USE COMMON AREAS: As an appurtenant right to Tenant's right to the use of the Leased Premises. Tenant shall have the exclusive right, except to the extent noted elsewhere herein, to use the Common Areas.

     2.3 LEASE COMMENCEMENT DATE AND LEASE TERM: The term of this Lease shall begin, and the Lease Commencement Date shall be deemed to have occurred, on the Commencement Date (as set forth in Article 1.1 The term of the Lease shall expire on the Lease Expiration Date, subject, however, to the Option to Renew Lease attached hereto.

     2.4 DELIVERY OF POSSESSION: Landlord shall deliver to Tenant possession of the Leased Premises on the business day subsequent to the delivery of all fully executed lease documents, lease exhibits, and lease addenda together with all monies required thereof from Tenant to Landlord.

     2.5 ACCEPTANCE OF POSSESSION: Upon the expiration of Tenant's Punchlist Period. Tenant shall be conclusively deemed to have accepted the condition of the Leased Premises in their then-existing condition as so delivered by Landlord to Tenant, except as to those Items reasonably set forth in the punchlist submitted to Landlord prior to the expiration of said period. Landlord agrees to correct all items reasonably set forth in Tenant's punchlist, at Landlord's sole cost and expense, provided that such punchlist was submitted to Landlord within Tenant's Punchlist Period. The punchlist items shall consist of making the repairs and effecting the service as noted below, and shall be limited to such. Landlord agrees to place in good working order all existing plumbing, lighting, ceiling tiles, skylights (including replacing cracked or duct-taped skylights), elevator, electrical systems, heating, ventilating and air conditioning systems within the Leased Premises and all man doors and roll-up truck doors serving the Leased Premises to the extent that such systems and/or items are not in good operating condition as of the date Tenant excepts possession of the Leased Premises, or as quickly thereafter as can be reasonably accomplished, provided that, and only if, Tenant notifies Landlord in writing of such failures or deficiencies within thirty calendar days from the date Tenant so accepts possession of the Leased Premises. Notwithstanding the foregoing, Landlord warrants and represents that the Leased Premises shall comply with all Laws, (including, without limitation, the ADA) as of the Lease Execution Date.

     2.6 SURRENDER OF POSSESSION: Immediately prior to the expiration or sooner termination of this Lease, Tenant shall remove all of Tenant's signs from the exterior of the Building and shall remove all of Tenant's equipment, trade fixtures, furniture, supplies, wall decorations and other personal property from the Leased Premises and shall vacate and surrender the Leased Premises to Landlord in the same condition, broom clean, as existed at the Lease Commencement Date, reasonable wear and tear, damage from casualty and condemnation, and the Initial Tenant Improvements excepted. Landlord, at Tenant's expense, shall retain a mechanical contractor to service all heating, ventilation and air conditioning equipment, and Tenant shall pay the cost to restore (or replace as required), said equipment to good working order. Tenant shall repair all damage to the Leased Premises caused by Tenant or by Tenant's removal of Tenant's property and all damage to the exterior of the Building caused by Tenant's removal of Tenant's signs. Tenant shall patch and refinish to Landlord's reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Leased Premises, whether such penetrations were made with Landlord's approval or not. Tenant shall replace all stained or damaged ceiling tiles and shall repair or replace, as necessary, all wall coverings and clean or replace, as may be required, floor coverings to the reasonable satisfaction of Landlord. Tenant shall replace all burned out light bulbs and damaged or stained light lenses. Tenant shall repair all damage caused by Tenant to the exterior surface of the Building and the paved surfaces of the outside areas adjoining the Leased Premises and, where necessary, replace or resurface same. Additionally, Tenant shall, prior to the expiration or sooner termination of this Lease, remove any improvements constructed or installed by Tenant, (other than the Initial Tenant Improvements), which Landlord requests, at the time of consent to such improvements, be so removed by Tenant and repair all damage caused by such removal. If the Leased Premises are not surrendered to Landlord in the condition required by this Article at the expiration or sooner termination of this Lease, Landlord may, at Tenant's expense, so remove Tenant's signs, properly and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant's expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises to the required condition and Tenant shall be deemed to have impermissibly held over until such time as such required work is completed. Tenant shall pay Base Monthly Rent and Additional Rent in accordance with the terms of Section 13.2 (Holding Over) until such work is completed.

ARTICLE 3
RENT, LATE CHARGES AND SECURITY DEPOSITS

     3.1 BASE MONTHLY RENT: Commencing on the Lease Commencement Date and continuing throughout the Lease Term. Tenant shall pay to Landlord, without prior written or oral demand in advance on the first day of each calendar month, as bass monthly rent. The amount set forth as "Base Monthly Rent" in Article I.

     3.2 ADDITIONAL RENT: Commencing on the Lease Commencement Date and continuing throughout the Lease Term, in addition to the Base Monthly Rent, Tenant shall pay to Landlord as additional rent (the "Additional Rent") all Building Operating Expenses (as defined in Article 13). Payment shall be made by one of the following methods: Landlord may bill to Tenant, on a periodic basis not more frequently than monthly, such expenses (or group of expenses) as paid or incurred by Landlord, and Tenant shall pay such expenses within ten days after receipt of a written bill therefore from Landlord; and/or Landlord may budget the annual projected expenses and bill to Tenant on a monthly basis, one-twelfth of the annual amount. If Landlord elects the latter of the alternatives, Landlord shall reconcile the budgeted amounts with the actual amounts on an annual basis during the first quarter of the subsequent year and bill Tenant for any additional amounts or credit Tenant any overpayments against future Additional Rent amounts.

     3.3 LATE CHARGE AND INTEREST ON RENT IN DEFAULT: Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and expense not contemplated under this Lease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administration and collection costs and processing and accounting expenses. If any installment of Base Monthly Rent or Additional Rent is not received by Landlord from Tenant within six calendar days after the same becomes due, tenant shall immediately pay to Landlord a late charge in an amount equal to six percent of the amounts due and not so paid. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the anticipated loss Landlord would suffer by reason of Tenant's failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay each rental installment due under this Lease when due. If any rent remains delinquent for a period in excess of six calendar days, then, in addition to such late charge. Tenant shall pay to Landlord interest on any rent that is not so paid from said sixth day at the then maximum rate of interest not prohibited by Law until paid. Notwithstanding the foregoing, no such late charge shall be payable on the first such failure to pay Base Monthly Rent or Additional Rent in any twelve (12) month period unless Landlord shall have given Tenant notice of such failure to pay and Tenant fails to pay such Base Monthly Rent or Additional Rent within five (5) days of such notice.

     3.4 PAYMENT OF RENT: All rent shall be paid without any abatement, deduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Tenant's obligation to pay Base Monthly Rent and all Additional Rent shall be prorated at the commencement and expiration of the Lease Term. The failure by Tenant to pay any Additional Rent as required pursuant to this Lease when due shall be treated the same as a failure by Tenant to pay Base Monthly Rent when due, and Landlord shall have the same rights and remedies against Tenant as Landlord would have if Tenant failed to pay the Base Monthly Rent when due.

     3.5 SECURITY DEPOSIT: Upon signing this Lease, Tenant shall immediately deposit with Landlord the amount set forth in Article 1 as the "Security Deposit" as security for the performance by Tenant of the terms of this Lease and not as prepayment of rent. Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default (beyond applicable notice and cure periods) by Tenant in the payment of Base Monthly Rent or Additional Rent or a late charge or interest on defaulted rent; (ii) to repair damage to the Leased Premises caused by Tenant; (iii) to clean and repair the Leased Premises following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Article 2; and (iv) to remedy any other default of Tenant to the extent permitted by Law including, without limitation, paying in full on Tenant's behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant's request to the Leased Premises. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Building during the Lease Term, Landlord may pay the Security Deposit to any subsequent owner in conformity with the California Civil Code, in which event the transferring landlord shall be released from all liability for the return of the Security Deposit. In no event shall the Security Deposit, or any portion thereof, be considered prepaid rent.

     3.6 LETTER OF CREDIT: As additional consideration for Landlord's entering into this Lease and performing under its terms and conditions, Tenant agrees to provide Landlord with an irrevocable letter of credit in a form reasonably satisfactory to Landlord in the amount of Two Million, Two Hundred and Fifty Thousand ($2,250,000.00) Dollars. Such Letter of Credit shall be annually renewed and Tenant shall provide Landlord with such Letter of Credit for a minimum period of Five years commencing with the Commencement Date and Expiring at the end of the Sixtieth month thereafter if, and only if, Tenant has not been in material default have the Lease or its terms beyond applicable notice and cure periods. Such Letter of Credit shall be reduced by Twenty (20%) Percent of its original face amount ($450,000.00) on each anniversary date of the Commencement Date such that by the end of the sixtieth month of the Lease Term, the remaining amount of the Letter of Credit shall be cancelled. In the event of a material default beyond applicable notice and cure periods on the part of Tenant during the term of the Letter of Credit, the Letter of Credit amount shall be renewed at the level existing at the time of said material default and shall be renewed each year of the Lease Term at such level during the remainder of the Lease Term. The Letter of Credit shall have the following provisions:

          1) In the event a material default beyond applicable notice and cure periods by Tenant has occurred and is continuing, Landlord shall be entitled to make a draw for the sum of the face amount of the Letter of Credit, or any portion thereof,

          2) Landlord shall be entitled to make a draw for the sum of the face amount of the Letter of Credit in the event Tenant fails, within 30 days prior to the expiration of the existing Letter of Credit, to deliver a new Letter of Credit to Landlord in the amount agreed upon under the terms of this Lease.

          3) The Letter to Credit shall be transferable in whole but not in part to a new owner and Landlord.

          4) Partial drawing shall be allowed.

          5) The Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

          6) The Letter of Credit shall be from a US National Bank (reasonably acceptable to Landlord) with a branch located in the Greater San Francisco Bay Area.

It is hereby agreed between Landlord and Tenant that any amounts drawn on the Letter of Credit by Landlord shall be used by Landlord to satisfy Tenant's breach of the Lease and/or to reimburse Landlord for damages occasioned by a breach of the Lease which may include, without limitation, the following: (a) Landlord's brokerage commissions with respect to the Lease; (b) Landlord's Tenant Improvement Costs pursuant to Exhibit C of the Lease; and (c) Landlord's legal expenses occasioned by the breach. It is expressly agreed, however, that the foregoing shall not in any way modify the Letter of Credit nor create any defense or excuse for the bank paying all or any portion of the Letter of Credit upon Landlord complying with the draw requirements set forth in the Letter of Credit. Should Landlord inadvertently draw down the Letter of Credit more than is necessary to cure such Lease breaches, such excess shall be added to the Security Deposit under Article 3.5 above.

ARTICLE 4
USE OF LEASED PREMISES AND COMMON AREAS

     4.1 PERMITTED USE: Tenant shall be entitled to use the Leased Premises solely for the "Permitted Use" as set forth in Article 1 and for no other purpose whatsoever. Subject to the limitations contained in this Article 4, Tenant shall have the right to use the common Areas, solely for the purpose for which they were intended and for no other purposes whatsoever. Tenant shall not have the right to use the exterior surfaces of exterior walls without the prior written consent of Landlord.

     4.2 GENERAL LIMITATIONS ON USE: Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building, the Common Areas or the Project which does or could (i) interfere with the rights of neighboring tenants, (ii) jeopardize the structural integrity of the Building or the Project, or (iii) cause damage to any part of the Building or the Project. Tenant shall not operate any equipment within the Leased Premises which does or could (i) injure, vibrate or shake the Leased Premises or the Building, (ii) damage, overload, corrode, or impair the efficient operation of any electrical, plumbing, sewer, healing, ventilating or air conditioning systems within or servicing the Leased Premises or the Building or (iii) damage or impair the efficient operation of the sprinkler system within or servicing the Leased Premises or the Building. Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building. Tenant shall not affix any equipment to or make any penetrations or cuts in the floor, celling or walls of the Leased Premises. Tenant shall not place any loads upon the floors, walls, celling or roof systems which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable or harmful fluids, including Hazardous Materials in any sanitary or storm sewer or place any waste materials in the storm drainage systems of the Building or the Project. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Project. Tenant shall not use any area located outside the Leased Premises for the storage of its materials, supplies, inventory or equipment, and all such materials, supplies, inventory and equipment shall at all times be stored within the Leased Premises. Tenant shall not commit nor permit to be committed any waste in or about the Leased Premises, the Common Areas or the Project.

     4.3 NOISE AND EMISSIONS: All noise generated by Tenant in its use of the Leased Premises shall be confined or muffled so that it does not interfere with the businesses of or annoy neighboring tenants. All dust, fumes, odors and other emissions generated by Tenant's use of the Leased Premises shall be sufficiently dissipated in accordance with sound environmental practices and exhausted from the Leased Premises in such a manner so as not to interfere with the businesses of or annoy neighboring tenants, or cause any damage to the Leased Premises or the Building or any component part thereof or the property of neighboring tenants.

     4.4 TRASH DISPOSAL: Tenant shall provide trash and garbage disposal facilities inside the Leased Premises for all of its trash, garbage and waste requirements unless Landlord shall have provided fenced areas for "dumpsters" and shall cause such trash, garbage and waste to be regularly removed from the Leased Premises at Tenant's sole cost. Tenant shall keep all areas outside the Leased Premises and all fire corridors and mechanical equipment rooms in or about the Leased Premises free and clear of all trash, garbage, waste and boxes containing same at all times.

     4.5 PARKING: Tenant and its employees and invitees shall have the exclusive right to use all of the of parking spaces provided within the Project. In the event Landlord is required by any Law to limit or control parking within the Project, whether by validation of parking tickets or any other method. Tenant agrees to participate in such validation or other program as reasonably established by Landlord. Tenant shall not, at any time, park or permit to be parked any trucks or vehicles adjacent to entryways or loading areas within the Project so as to interfere in any way with the use of such areas, nor shall Tenant, at any time, park or permit the parking of Tenant's trucks or other vehicles, or the trucks and vehicles of Tenant's suppliers or others, in any portion of the Common Areas not designated by Landlord for such use. Tenant shall not, an any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment on any portion of the common parking area or other Common Areas of the Project. Tenant agrees to assume responsibility for compliance by its employees and invitees with the parking provisions contained herein. Tenant hereby authorizes Landlord, at Tenant's sole expense, to tow away from the Project and store until redeemed by its owner any vehicle belonging to Tenant or Tenant's employees parked in violation of these provisions.

     4.6 SIGNS: Tenant shall not place or install on or within any portion of the Leased Premises, the Building, the Common Areas or the Project any sign (other than a business identification sign first approved by Landlord in accordance with this Article), advertisements, banners, placards or pictures which are visible from the exterior of the Leased Premises. Tenant shall not place or install on or within any portion of the Leased Premises, the Building, the Common Areas or the Project any business identification sign which is visible from the exterior of the Leased Premises until Landlord shall have first approved in writing the location, size, content, design, method of attachment and material to be used in the making of such sign. Any signs, once approved by Landlord, shall be installed only in strict compliance with Landlord's approval, at Tenant's expense, using a person first approved by Landlord to install same. Landlord may remove any signs (not first approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or within the Leased Premises, the Building, the Common Areas or the Project and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface upon which such sign was so affixed to its original condition. Tenant shall remove any such signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord's reasonable satisfaction, upon the termination of this Lease. Notwithstanding the foregoing, however, Tenant shall be allowed to place its identification signs and logos in the areas which were previously used by Syquest Technologies, Inc. on the same buildings and upon the same monuments.

     4.7 LANDLORD'S RIGHT TO ENTER: Landlord and its agents shall have the right to enter the Leased Premises during normal business hours upon at least twenty four (24) hours prior notice (except in the event of an emergency) and subject to Tenant's reasonable security measures for the purpose of (i) inspecting the same; (ii) supplying any services to be provided by Landlord to Tenants; (iii) showing the Leased Premises to prospective purchasers, mortgagees or tenants; (iv) making necessary alterations, additions or repairs; (v) performing any of Tenant's obligations when Tenant has failed to do so after giving Tenant reasonable written notice of its intent to do so; and (vi) posting notices of non-responsibility or "For Lease" or "For Sale" signs. Additionally, Landlord shall have the right to enter the Leased Premises without notice to Tenant at times of emergency. Notwithstanding the pregoing, Landlord shall not show the Leased Premises to tenants or post "For Lease" signs except during the last six (6) months or the Lease Term (including extensions thereof).

     4.8 CONTROL OF COMMON AREAS: Landlord shall at all times have the administrative control of the

Common Areas including without limitation, the right to prohibit mobile food and beverage or other vendors from entering the Property.

     4.9 RULES AND REGULATIONS: Landlord shall have the right from time to time to establish reasonable rules and regulations regarding the use of the Common Areas. Upon delivery to Tenant of a copy of such reasonable rules and regulations. Tenant shall comply with such rules and regulations.

     4.10 OUTSIDE AREAS: No materials, pallets, supplies, tanks or containers whether above or below ground level, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside or the Leased Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant.

     4.11 HAZARDOUS MATERIALS: Landlord and Tenant agree that with respect to the existence or use of Hazardous Materials (as defined as such under current laws or regulations as may be amended from to time) on the Property, any handling, transportation, storage, treatment, disposal or use of Hazardous Materials (other than the use of ordinary office and janitorial products), in any amount, by Tenant, Tenant's agents, or any other party associated with Tenant must be absolutely and completely disclosed to and approved in writing by Landlord prior to its arrival in the Premises. Landlord may uncontestably withhold Landlord's approval at Landlord's sole discretion. Any withholding from Landlord of information relating to Hazardous Materials used or stored by Tenant shall constitute a material default under the terms of the Lease and shall be cause for lease termination at Landlord's option. Any use or storage of any disclosed Hazardous Materials in or about the Property, which use or storage shall have been approved by Landlord, shall strictly comply with all applicable Hazardous Materials laws. Tenant shall, upon request by Landlord, provide proof of approvals by the governing authorities. Landlord's consent or approval once given shall not constitute approval for any subsequent bringing of Hazardous Materials onto the Premises or Project. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold harmless Landlord from and against any and all liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, court costs, remediation costs, investigation costs, and other expenses which result from or arise in any manner whatsoever out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Leased Premises or the Property by Tenant, Tenant's agents, permitees, or invitees. If the presence of Hazardous Materials on the Leased Premises, the Building, or the Project caused or permitted by Tenant, Tenant's agents, permitees, or invitees result in contamination or deterioration to any extent of water, soil, or any part of the Leased Premises, the Building, or the Project, then Tenant shall promptly take any and all action necessary to remove said Hazardous Materials and to return the Project (and any other property of whatever nature) to their condition existing prior to the appearance of such Hazardous Materials. Landlord may at any time and at Tenant's sole cost perform any tests or investigations (including the installation of testing wells) it deems appropriate to determine the presence of Hazardous Materials on the Project. The terms of this clause shall survive the expiration or sooner termination of this Lease. To the best knowledge of Landlord, (a) no Hazardous Material is present on the Project or the soil, surface water or groundwater thereof, (b) no underground storage tanks are present on the Project, and (c) no action, proceeding or claim is pending or threatened regarding the Project concerning any Hazardous Material or pursuant to any environmental law. Under no circumstance shall Tenant be liable for, and Landlord shall indemnify, defend, protect and hold harmless Tenant, its agents, contractors, stockholders, directors, successors, representatives, and assigns from and against all losses, costs, claims, liabilities and damages (including reasonable attorneys' and consultants' fees) of every type and nature, directly or indirectly arising out of or in connection with any Hazardous Material present at any time on or about the Project, or the soil, air, improvements, groundwater or surface water thereof, or the violation of any laws, orders, or regulations, relating to any such Hazardous Material except to the extent that any of the foregoing actually results from the release or emission of Hazardous Material by Tenant or its agents or employees in violation of applicable environmental laws.

ARTICLE 5
REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

     5.1 REPAIR AND MAINTENANCE: The parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building and the Common Areas.

          A. Tenant's Obligation: Tenant shall, at all times during the Lease Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Leased Premises and every part thereof and all appurtenances thereto, including, without limiting the generality of the foregoing. (i) all interior walls, floors and ceilings, (ii) all windows, doors and skylights, (iii) all electrical wiring, conduits, connectors and fixtures, (iv) all plumbing, pipes, sinks, toilets, faucets and drains, (v) all lighting fixtures, bulbs and lamps, (vi) all heating, ventilating and air conditioning equipment located within the Leased Premises or located outside the Leased Premises (e.g. rooftop compressors) and serving the Leased Premises and (vii) all entranceways to the Leased Premises. Tenant, if requested to do so by Landlord, shall hire, at Tenant's sole cost and expense, a licensed heating, ventilating and air conditioning contractor to regularly, and periodically inspect (not less frequently than every three months) and perform required maintenance on the heating, ventilating and air conditioning equipment and systems serving the Leased Premises, or alternatively, Landlord may, at its election, contract in its own name for such regular and periodic inspections of and maintenance on such heating, ventilating and air conditioning equipment and systems and charge to Tenant, as Additional Rent, the cost thereof. Tenant shall, at its sole cost and expense, repair all damage to the Building, the Common Areas or the Project caused by the activities of Tenant, its employees, invitees or contractors promptly following written notice from Landlord to so repair such damage. If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this Article within a reasonable period of time following notice from Landlord to do so, then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at Law, perform such maintenance or make such repairs and charge to Tenant, as Additional Rent, the costs so incurred by Landlord for same. All glass within or a part of the Leased Premises, both interior and exterior, is at the sole risk of Tenant and any broken glass shall promptly be replaced by Tenant at Tenant's expense with glass of the same kind, size and quality.

          B. Landlord's Obligation: Landlord shall, during the Lease Term or any extensions thereof, and at Landlord's sole cost and expense, repair the exterior structural parts of the Building (including the foundation, concrete walls, and roof structure) (the "Structural Portions"). In addition, Landlord, at Tenant's sole cost and expense, shall be responsible for maintaining in good and serviceable repair, the roof membrane, the glazing, the Common Area, the paved areas (including driving surfaces, curbs and gutters and landscaping. During the time that Renco Investment Company owns the Project, Landlord shall, also maintain in good condition and repair: the exterior finishes including paint, and the electrical and plumbing systems located outside the Leased Premises which service the Building, all heating, ventilating and airconditioning equipment located within the Leased Premises or located outside the Leased Premises (e.g. rooftop compressors). Landlord shall charge Tenant, as Additional Rent, the costs incurred by Landlord in making such non-structural repairs and maintenance. In the event that Landlord closets to replace the roof membrane or elects to replace the parking and driveway areas, (as opposed to repairing such items) such cost shall be paid for by Landlord and the cost of such replacement(s) shall be amortized at the interest rate of Ten (10%) Percent per annum over the useful life of the replacement. The monthly amortized amount shall become a Building Operating Expense and Tenant shall pay such amortized portions of such Building Operating Expense as provided in Section 13.11.G

     5.2 SERVICES AND UTILITIES: The parties shall have the following responsibilities and obligations with respect to obtaining and paying the cost of providing the following utilities and other services to the Leased Premises.

          A. Gas and Electricity: Tenant shall arrange, at its sole cost and expense and in its own name, for the supply of gas and electricity to the Leased Premises. Tenant shall be responsible for determining if the local supplier of gas and/or electricity can supply the needs of Tenant and whether or not the existing gas and/or electrical distribution systems within the Building and the Leased Premises are adequate for Tenant's needs. Tenant shall pay all charges for gas and electricity as so supplied to the Leased Premises.

          B. Water: Tenant shall arrange, at its sole cost and expense and in its own name, for the supply of water to the Leased Premises

          C. Security Service: Tenant acknowledges that Landlord is not responsible for the security of the Leased Premises or the protection of Tenant's property or Tenant's employees, invitees or contractors, and that to the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same.

          D. Trash Disposal: Tenant acknowledges that Landlord is not responsible for the disposal of Tenant's waste, garbage or trash and that Tenant shall arrange, in its own name and at its sole cost, for the regular and periodic removal of such waste, garbage or trash from the Leased Premises. In no event shall Landlord be required to provide trash bins for the disposal of Tenant's waste, garbage or trash.

     5.3 LIMITATION OF LANDLORD'S LIABILITY: Landlord shall not be liable to Tenant for injury to Tenant, its employees, agents, invitees or contractors, damage to Tenant's property or loss of Tenant's business or profits, nor shall Tenant be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of (i) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building or the Project from whatever cause (other than Landlord's active negligence or willful misconduct), or (ii) the unauthorized intrusion or entry into the Leased Premises by third parties.

ARTICLE 6
ALTERATIONS AND IMPROVEMENTS

     6.1 BY TENANT: Tenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements to or within the Leased Premises without Landlord's prior written approval, and then not until Landlord shall have first approved, in writing, the plans and specifications therefore, which approval shall nor be unreasonably withheld. Tenant may, however, make nonstructural alterations without Landlord's consent to the extent the cost of any particular project is less than twenty-five thousand dollars($25.000). All such modifications, alterations or improvements, once so approved, shall be made, constructed or installed by Tenant at Tenant's expense, using a licensed contractor first approved by Landlord, in substantial compliance with the Landlord-approved plans and specifications therefore. All work undertaken by Tenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality that match or complement the original improvements existing as of the Lease Commencement Date. Tenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord or least five business days prior written notice of its intention to commence such work so that Landlord may post and file notices of non-responsibility, and (iv) if requested by Landlord, Tenant shall have obtained contingent liability and broad form builder's risk insurance in an amount satisfactory to Landlord to cover any perils relating to the proposed work not covered by insurance carried by Tenant pursuant to Article 9. In no event shall Tenant make any modifications, alterations or improvements to the Common Areas or any areas outside of the Leased Premises. As used in this Article, the term "modifications, alterations and/or improvements" shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like. Tenant shall pay Landlord's reasonable costs to inspect the construction of Tenant's alterations or modifications and to have Landlord's architect revise Landlord's drawings to show the work performed by Tenant. Notwithstanding the above provisions, however, Landlord and Tenant acknowledge that as a part of the consideration for Tenant and Landlord having entered into this Lease Agreement, that Tenant intends to modify the interior of the Leased Premises. By the terms of Exhibit "C" hereof, Landlord agrees to reimburse Tenant for a portion of the expense in the modification of said interior (the "Initial Tenant Improvements").

     6.2 OWNERSHIP OF IMPROVEMENTS: All modifications, alterations or improvements made or added to the Leased Premises by Tenant (other than Tenant's inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the leased Premises, but shall remain the property of Tenant during the Lease Term. Any such modifications, alterations or improvements, once completed, shall not be altered or removed from the Leased Premises during the Lease Term without Landlord's written approval first obtained in accordance with the provisions of the Article above. At the expiration or sooner termination of the Lease all such modifications, alterations and improvements (other than Tenant's inventory, equipment, movable furniture, wall decorations and trade fixtures) shall automatically become the property of Landlord and shall be surrendered to

Landlord as a part of the Leased Premise as required pursuant to Article 2, unless Landlord shall require Tenant to remove any of such modifications, alterations or improvements by giving Tenant written notice of such requirement at the time of consent, in which case Tenant shall so remove same on or before the expiration of the Lease Term (including extensions thereof). Landlord shall not require Tenant to remove any of the Initial Tenant Improvements. Landlord shall have no obligation to reimburse to Tenant all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered to Landlord. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Landlord at Landlord's expense shall be deemed real property, and a part of the Leased Premises and shall be the property of Landlord. All lighting, plumbing, electrical, heating, ventilating and air conditioning fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Leased Premises and not trade fixtures of Tenant.

     6.3 ALTERATIONS: Throughout the term of this Lease or any extensions thereof, at its sole cost, Tenant shall make all modifications, alterations and improvements to the Leased Premises that are required by any Law for any reason. Notwithstanding the foregoing. In no event shall Tenant be required to cause the Structural Portions of the Buildings (concrete walls, foundations, and the structural portions of the roof) to comply with Laws unless such requirement is due solely to Tenant's particular use.

     6.4 LIENS: Tenant shall keep the Leased Premises, the Building and the Property free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Leased Premises.

ARTICLE 7
ASSIGNMENT AND SUBLETTING BY TENANT

     7.1 BY TENANT: Tenant shall not sublet the Leased Premises (or any portion thereof) or assign or encumber its interest in this Lease, whether voluntarily or by operation of Law, without Landlord's prior written consent first obtained in accordance with the provisions of this Article 7. Any attempted subletting, assignment or encumbrance without Landlord's prior written consent, at Landlord's election, shall constitute a default by Tenant under the terms of this Lease. The acceptance of rent by Landlord from any person or entity other than Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of the provisions of this Article, shall not be deemed to be a waiver by Landlord of any provision of this Article or this Lease or to be a consent to any subletting by Tenant or any assignment or encumbrance of Tenant's interest in this Lease. Notwithstanding the forgoing, however, Landlord hereby gives its consent to sublet the premises commonly known and referred to as Renco 47 consisting of approximately 51,767 square feet of space for only the initial period of 36 months from the Commencement Date, without Landlord's participation in Assignment Consideration and Excess Rentals and without being subject to any recapture or termination rights under Section 7.3. Such subletting shall be to a reasonable subtenant and Landlord shall have the same rights as described in this Article 7 saving and excepting therefrom only the provision that Tenant share with the Landlord, Assignment Consideration and Excess Rentals. Notwithstanding anything to the contrary herein, Tenant may, without Landlord's prior written consent, sublet the Leased Premises or assign the Lease to (a) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant, (b) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action, or (c) a purchaser of substantially all of Tenant's assets located in the Premises. A sale or transfer of Tenant's capital stock shall not be deemed an assignment, subletting or any other transfer of the Lease or the Leased Premises.

     7.2 INTENTIONALLY DELETED

     7.3 LANDLORD'S ELECTION: If Tenant or Tenant's successors shall desire to assign its interest under this Lease or to sublet the Leased Premises, Tenant and Tenant's successors must first notify Landlord, in writing, of its intent to so assign or sublet, at least thirty days in advance of the date it intends to so assign its interest in this Lease or sublet the Leased Premises but not sooner than sixty days in advance of such date, specifying in detail the terms of such proposed assignment or subletting, including the name of the proposed assignee or sublessee, the proposed assignee's or Sublessee's intended use of the Leased Premises, a current financial statement of such proposed assignee or sublessee and the form of documents to be used in effectuating such assignment or subletting. Landlord shall have a period of fifteen days following receipt of such notice and receipt of all information reasonably requested by Landlord regarding the proposed assignee or sublessee within which to do one of the following: (a) in the event of an assignment or sublease of more than fifty (50%) percent of an entire Building for substantially the remaining Lease Term, to terminate the Lease as to that part of the Leased Premises proposed to be so sublet, or assigned or (b) if Landlord shall not have elected to or does not have the option to cancel and terminate this Lease, to either (i) consent to such requested assignment or subletting subject to Tenant's and Tenant's successors' compliance with the conditions set forth in Article 7.4 below or (ii) refuse to so consent to such requested assignment or subletting, provided that such consent shall not be unreasonably refused. It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting if (i) the proposed assignee's or subtenant's anticipated use of the Premises involves the storage, use or disposal of a Hazardous Material: (ii) if the proposed assignee or subtenant has been required by any prior landlord, lender or governmental authority to clean up Hazardous Materials unlawfully discharged by the proposed assignee or subtenant; or (iii) if the proposed assignee or subtenant is subject to investigation or enforcement order or proceeding by any governmental authority in connection with the use, disposal or storage of a Hazardous Material. Tenant and Tenant's successors covenant and agree to supply to Landlord, upon request, with all necessary or relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee. Landlord's review period shall not commence until Landlord has received all Information requested by Landlord.

     7.4 CONDITIONS TO LANDLORD'S CONSENT: If Landlord elects to consent, or shall have been ordered to so consent by a court of competent jurisdiction, to such requested assignment, subletting or encumbrance, such consent shall be expressly conditioned upon the occurrence of each of the conditions below set forth. The conditions are as follows:

          A. Landlord having approved in form and substance the assignment or sublease agreement (or the encumbrance agreement), which approval shall not be unreasonably withheld by Landlord if the requirements of this Article 7 are otherwise complied with.

          B. Each such sublessee or assignee having agreed, in writing satisfactory to Landlord and its counsel and for the benefit of Landlord, to assume, to be bound by, and to perform the obligations of this Lease to be performed by Tenant (or, in the case of an encumbrance, each such encumbrance having similarly agreed to assume, be bound by and to perform Tenant's obligations upon a foreclosure or transfer in lieu thereof).

          C. Tenant being in full compliance, having cured any defaults under the terms of this Lease through and including the date of the requested consent, as well as through and including the date such assignment or subletting is to become effective.

          D. Tenant having reimbursed to Landlord all reasonable costs and attorneys fees incurred by Landlord in conjunction with the processing and documentation of any such requested subletting, assignment or encumbrance.

          E. Tenant having delivered to Landlord a complete and fully executed duplicate original of such sublease agreement, assignment agreement or encumbrance (as applicable) and all related agreements.

          F. Tenant having paid, or having agreed in writing to pay as to future payments, in Landlord fifty percent of all assignment consideration or excess rentals to be paid to Tenant or to any other on Tenant's behalf or for Tenant's benefit for such assignment or subletting as follows:

          (1) If Tenant assigns its interest under the Lease and if all or a portion of the consideration for such assignment is to be paid by the assignee at the time of the assignment, that Tenant shall have paid to Landlord and Landlord shall have received an amount equal to fifty percent of the assignment consideration so paid or to be paid whichever is the greater) at the time of the assignment by the assignee after subtracting Tenant's reasonable costs in connection therewith (including, without limitation reasonable brokerage commissions and attorneys' fees and the unamortized portion of Tenant Improvements paid for solely by Tenant ("Assignment/Subletting Costs"), all reduced to a monthly amount to be allocated over the remaining term of the Lease; or

          (2) If Tenant assigns its interest under this Lease and if Tenant is to receive all or a portion of the consideration for such assignment in future installments, that Tenant and Tenant's assignee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant's assignee jointly agree to pay to Landlord an amount equal fifty percent of all such future assignment consideration installments to be paid by such assignee as and when such assignment consideration is so paid after subtracting Tenant's Assignment/Subletting Costs.

          (3) If Tenant Subleases the Leased Premises, that Tenant and Tenant's sublessee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant's sublessee jointly agree to pay to Landlord fifty percent of all excess rentals to be paid by such sublessee as and when such excess rentals are so paid after subtracting Tenant's Assignment/Subletting Costs.

     7.5 ASSIGNMENT CONSIDERATION AND EXCESS RENTALS DEFINED: For purposes of this article, the term "Assignment Consideration" shall mean all consideration to be paid by the Assignee as consideration for such assignment, and the term "Excess Rentals" shall mean all consideration to be paid by the Sublessee in excess of the rent to be paid by said Sublessee/Sublessor for the premises subleased for the same period. It is specifically intended and agreed that this provision is intended to be a fifty percent profit sharing clause, such that Tenant and Landlord shall share and share alike in any profit (after reasonable costs of subletting or assignment) as a result of any transfer of an interest in the Lease or the Leased Premises or any other property, as more particularly described herein. In the event Tenant or Tenant's successors sublease a portion of the Leased Premises, "Excess Rentals" shall be calculated by subtracting the rent payable by the Sublessor for the portion of the Leased Premises so sublet from all consideration to be paid by such Sublessee. Rent payable by the Sublessor for the portion of the Leased Premises so sublet shall be calculated by multiplying the Base Monthly Rent payable by the Sublessor for the Leased Premises leased by such Sublessor by a fraction, the numerator of which is the area in square feet subleased and the denominator of which is the total floor area of the Leased Premises leased by such Sublessor also in square feet. Tenant and Tenant's Successors agree that fifty percent of any Assignment Consideration and/or Excess Rentals hereunder after subtracting Tenant's Assignment/Subletting Costs shall be the property of Landlord and fifty percent of such shall be the property of Tenant.

     7.6 PAYMENTS: All payments required by this Article to be made to Landlord shall be made in cash in full as and when they become due. At the time Tenant, Tenant's assignee or sublessee makes each such payment to Landlord, Tenant or Tenant's assignee or sublessee, as the case may be, shall deliver to Landlord an itemized statement in reasonable detail showing the method by which the amount due Landlord was calculated and certified by the party making such payment as true and correct. Landlord may require that all payments of Excess Rentals and/or Assignment Consideration to be made hereunder be made directly to Landlord by such Transferee.

     7.7 GOOD FAITH: The rights granted to Tenant by this Article are granted in consideration of Tenant's express covenant that all pertinent allocations which are made by Tenant between the rental value of the Leased Premises and the value of any of Tenant's personal property which may be conveyed or leased concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith. If Tenant shall breach this Covenant of Good faith. Landlord may immediately declare Tenant to be in default under the terms of this Lease and terminate this Lease and/or exercise any other rights and remedies Landlord would have under the terms of this Lease in the case of a material default by Tenant under this Lease.

     7.8 EFFECT OF LANDLORD'S CONSENT: No subletting, assignment or encumbrance, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments or encumbrances of Tenant's interest in this Lease or to one or more sublettings of the Leased Premises shall not be deemed to be a consent to any subsequent assignment, encumbrance or subletting. If Landlord shall have been entered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered over the objection or Landlord, such assignment or subletting shall not be binding between the assignee (or sublessee) and Landlord until such time as all conditions set forth in Article 7.4 above have been fully satisfied (to the extent not then satisfied) by the assignee or sublessee, including, without limitation, the payment to Landlord of all agreed assignment considerations and/or excess rentals then due Landlord.

ARTICLE 8
LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY

     8.1 LIMITATION ON LANDLORD'S LIABILITY AND RELEASE: Except to the extent of the active negligence or willful misconduct of Landlord or its agents or contractor or a breach of Landlord's obligations under the Lease, Landlord shall not be liable to Tenant for and Tenant hereby releases Landlord and its partners and officers from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Tenant, its agents, employees, contractors or invitees; any damage to Tenant's property; or any loss to Tenant's business, loss of Tenant's profits or other financial loss of Tenant resulting from or attributable to the condition of, the management of, the maintenance of or the protection of the Leased Premises or the failure of any component of the Premises, the Building, the Project or the Common Areas, including, without limitation, any such injury, damage or loss resulting from (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Project, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises through roof leaks or otherwise; (iv) the failure to provide security and/or adequate lighting in or about the Project, the Building or the Leased Premises; (v) the existence of any design or construction defeats within the Project, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); or (vii) the blockage of access to any portion of the Project, the Building or the Leased Premises.

     8.2 TENANT'S INDEMNIFICATION OF LANDLORD: Except to the extent of the active negligence or willful misconduct of Landlord or its agents or contractors or a breach of Landlord's obligations under the Lease, Tenant shall defend Landlord, with competent counsel reasonably satisfactory to Landlord, against any claims made or legal actions filed or threatened by third parties against Landlord which result from the death, bodily injury, personal injury, damage to property or interference with contractual or other rights suffered by any third party, (including other Tenants within the Project) which (i) occurred within the Leased Premises or the Common Areas or (ii) resulted from Tenant's use or occupancy of the Leased Premises or the Common Areas or (iii) resulted from Tenant's activities in or about the Leased Premises, the Building or the Project, and Tenant shall indemnify and hold Landlord, Landlord's principals, employees and agents harmless from any loss (including loss of rents by reason of vacant space which otherwise would have been leased but for such activities), liabilities, penalties, or expense whatsoever (including all legal fees incurred by Landlord with respect to defending such claims) resulting therefrom. The terms of his indemnity agreement pertain to events which shall have occurred during the term of this Lease but the indemnity shall survive the expiration or sooner termination of this Lease.

ARTICLE 9
INSURANCE

     9.1 TENANT'S INSURANCE: Tenant shall maintain insurance complying with all of the following:

        A. Tenant shall procure, pay for and keep in full force and effect, at all times during the Lease Term, the following:

          (1) Commercial General Liability insurance insuring Tenant against liability for bodily injury, death, property damage and personal injury occurring at the Leased Premises, or resulting from Tenant's use or occupancy of the Leased Premises or the Building, Outside Areas, Property, or Common Areas or resulting from Tenant's activities in or about the Leased Premises. Such insurance shall be on an occurrence basis with a combined single limit of liability of not less than the amount of Tenant's Required Liability Coverage (as set forth in Article I). The policy or policies shall be endorsed to name Landlord and such others as are designated by Landlord as additional insureds and shall contain the following additional endorsement: "The insurance afforded to the additional insureds is primary insurance. If the additional insureds have other insurance which is applicable to the loss on a contributing, excess or contingent basis, the amount of this insurance company's liability under this policy shall not be reduced by the existence of such other insurance. Any insurance carried by the additional insureds shall be excess and non contributing with the insurance provided by the Tenant." The policy shall not be canceled or reduced without at least 30 days written notice to additional insureds. If the policy insures more than one location, it shall be endorsed to show that the limits and aggregate apply per location. Tenant's policy shall also contain the severability of interest and cross-liability endorsement or clauses.

          (2) Fire and property damage insurance in so-called Special Form insuring Tenant against loss from physical damage to Tenant's personal property, inventory, stock, trade fixtures and improvements within the Leased Premises with coverage for the full actual replacement cost thereof;

          (3) Plate-glass insurance, at actual replacement cost;

          (4) Product Liability insurance shall not be required by Landlord.

          (5) Workers' compensation insurance and any other employee benefit insurance sufficient to comply with all Laws which policy shall be endorsed to provide thirty (30) days written notice of cancellation to Landlord.

          (6) Comprehensive Auto Liability insurance with a combined single limit coverage of not less than the amount of Tenant's Required Liability Coverage (as set forth in Article 1.1 M. Each policy of liability insurance required to be carried by Tenant pursuant to this Article or actually carried by Tenant with respect to the Leased Premises or the Property (i) shall be in a form satisfactory to Landlord, (ii) Shall be provided by carriers admitted to do business in the state of California, with a Best rating of "A/VI" or better and/or acceptable to Landlord. Property insurance shall contain a waiver and/or a permission to waive by the insurer any right of subrogation against Landlord, its principals, employees, agents and contractors which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its principals, employees, agents or contractors.

          (7) Business Interruption Insurance which shall adequately compensate Tenant for any losses incurred due to Tenant's inability to use the Premises whether caused by the act or failure to act by Landlord or any other reason Tenant shall have been denied the full and normal use of the Premises or any portion thereof.

        C. Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to the Landlord with respect to each policy of insurance required to be carried by Tenant pursuant to this Article, a certificate of the insurer certifying, in a form reasonably satisfactory to the Landlord, that the policy has been issued and premium paid providing the coverage required by this Article and containing the provisions herein. Attached to such a certificate shall be endorsements naming Landlord as additional insured, and including the wording under primary insurance above. Landlord may at any lime and from time-to-time inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this article.

        D. The Commercial General Liability insurance carried by Tenant shall specifically insure the performance by Tenant of the Indemnification provisions set forth in Article 8.2 of this lease provided, however, nothing contained in this Article 9 shall be construed to limit the liability of Tenant under the Indemnification provisions set forth in said Article 8.2.

        E. Notwithstanding anything contained herein to the contrary, all insurance policies and coverages required under the terms of this Lease shall require a minimum notice to Landlord of Thirty (30) days prior to a cancellation, of such coverages or providers.

        F. In the event that Tenant shall not have acquired all of the insurance coverages and policies as required above, by the Lease Commencement Date, Landlord shall have the right but not the obligation to acquire such coverages and policies on behalf of Tenant at Tenant's sole cost and expense, and Tenant shall, upon demand by Landlord, reimburse to Landlord, all costs associated with the premiums, acquisition, and administration of such coverages and policies, and such costs shall be a Building Operating Expense.

     9.2 LANDLORD'S INSURANCE: With respect to insurance maintained by Landlord:

        A. Landlord shall maintain, as the minimum coverage required of it by this Lease, property insurance insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than one hundred percent of the full actual replacement cost thereof and against loss of rents for a period of not less than twelve months. Such property damage insurance, at Landlord's election but without any requirement on Landlord's behalf to do so, (i) may be written in so-called Special Form, excluding only those perils commonly excluded from such coverage by Landlord's then property damage insurer; (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to include (or separate policies which may be carried to cover) loss or damage caused by any additional perils against which Landlord may elect to insure, including earthquake and/or flood; (iv) may provide coverage for loss of rents for a period of up to twelve months; and/or (v) may contain "deductibles" per occurrence in an amount reasonably acceptable to Landlord. Landlord shall not be required to cause such insurance to cover any of Tenant's personal property, inventory and trade fixtures, or any modifications, alterations or improvements made or constructed by Tenant to or within the Leased Premises.

        B. Landlord shall maintain Commercial General Liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Project, or any portion thereof, with combined single limit coverage of at least Two Million Dollars. Landlord may carry such greater coverage as Landlord or Landlord's Lender, insurance broker or advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord and the Project.

        C. Landlord may maintain any other insurance which in the opinion of its lender, insurance broker or advisor, or legal counsel is reasonably prudent to carry under the given circumstances.

     9.3 MUTUAL WAIVER OF SUBROGATION: Notwithstanding anything to the contrary in the Lease, Landlord hereby releases Tenant, and Tenant hereby releases Landlord and its respective partners and officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Leased Premises which is caused by or results from a peril or event or happening which would be covered by insurance required to be carried under the terms of this Lease, or is covered by insurance actually carried and in force at the time of the loss, by the party sustaining such loss.

ARTICLE 10
DAMAGE TO LEASED PREMISES

     10.1 LANDLORD'S DUTY TO RESTORE: If the Leased Premises are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the Leased Premises, as and when required by this Article, unless this Lease is terminated by Landlord pursuant to Article 10.2 or by Tenant pursuant to Article 10.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Article 10.2 or 10.3. all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord's property or would become Landlord's property on termination of this Lease shall be paid to and become the property of Landlord (except to the extent such property was installed at Tenant's sole cost) and the remainder of such proceeds shall be paid to and become the property of Tenant. If this Lease is not terminated pursuant to either Article 10.2 or 10.3, all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord's property shall be paid to and become the property of Landlord, and all proceeds available which cover loss to property which would become the property of Landlord upon the termination of this Lease shall be paid to and remain the property of Tenant provided that Tenant agrees to restore such property. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, to the extent then allowed by Law, to substantially the same condition in which the Leased Premises existed as of the time just prior to such damage or destruction. Landlord's obligation to restore shall be limited to the Leased Premises and interior improvements constructed by Landlord. Landlord shall have no obligation to restore any other improvements to the Leased Premises or any of Tenant's personal property, inventory or trade fixtures. Upon completion of the restoration by Landlord, Tenant shall forthwith replace or fully repair all of Tenant's personal property, inventory, trade fixtures and other improvements constructed by Tenant to like or similar condition as existed at the time of such damage or destruction.

     10.2 LANDLORD'S RIGHT TO TERMINATE: Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty days after the date of such damage or destruction:

        A. The Building is damaged by any peril covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction (an "insured peril") to such an extent that the estimated cost to restore the Building exceeds the lesser of (i) the insurance proceeds (including deductibles) available from insurance actually carried by Landlord, or (ii) seventy-five percent of the then actual estimated replacement cost thereof;

          B. The Building is damaged by an uninsured peril.

          D. The Building is damaged by any peril and, because of the Laws then in force, the Building (i) can not be restored at reasonable cost or (ii) if restored, can not be used for the same use being made thereof before such damage. Notwithstanding the foregoing, in the event of either A or B above, Tenant may but is not required to elect to contribute the shortfall of proceeds within thirty (30) days of Landlord's written notice of such shortfall, in which event Landlord shall restore the Leased Promises and shall not have the right to terminate the Lease. In no event shall Landlord have the right to terminate the Lease if the damage to the Leased Premises is relatively minor (e.g. repair or restoration which would cost less than ten (10%) percent of the replacement cost of the Leased Premises.

     10.3 TENANT'S RIGHT TO TERMINATE: If the Leased Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord may be complete. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised in the case of A or B below only by delivery to Landlord of a written notice of election to terminate within seven days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

          A. The Leased Premises are damaged by any peril and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Leased Premises cannot be substantially completed within nine (9) months after the date of such notice from Landlord; or

          B. The Leased Premises are damaged by any peril within nine months of the last day of the Lease Term and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Leased Premises cannot be substantially completed within ninety days after the date such restoration is commenced.

     10.4 TENANT'S WAIVER: Landlord and Tenant agree that the provisions of Article 10.3 above, captioned "Tenant's Right to Terminate", are intended to supersede and replace the provisions contained in California Civil Code, Section 1932, Subdivision 2, and California Civil Code, Section 1934, and accordingly, Tenant hereby waives the provisions of said Civil Code Sections and the provisions of any successor Code Sections or similar Laws hereinafter enacted.

     10.5 ABATEMENT OF RENT: In the event of damage to the Leased Premises which does not result in the termination of this Lease, the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant's use of the Leased Premises is impaired by such damage.

ARTICLE 11
CONDEMNATION

     11.1 RIGHT TO TERMINATE: Subject to Article 11.3, Tenant and Landlord each shall have the option to terminate this Lease if, as a result of a taking by means of the exercise of the power of eminent domain, a portion greater than thirty three (33%) percent of the Leased Premises are so taken.

     11.2 INTENTIONALLY LEFT BLANK

     11.3 TEMPORARY TAKING: If any portion of the Leased Premises is temporarily taken for one year or less, this Lease shall remain in effect. If more than 33% of the Leased Premises is temporarily taken for a period which either exceeds one year or which extends beyond the natural expiration of the Lease Term, then Landlord and Tenant shall each independently have the option to terminate this Lease, effective on the date possession is taken by the condemnor.

     11.4 RESTORATION AND ABATEMENT OF RENT: If any part of the Leased Premises is taken by condemnation and this Lease is not terminated, then Landlord shall repair any damage occasioned thereby to the remainder of the Leased Premises to a condition reasonably suitable for Tenant's continued operations, to the extent practicable. As of the date possession is taken by the condemning authority, (i) the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Leased Premises so taken bears to the area of the Leased Premises immediately prior in such taking, and (ii) Tenant's Proportionate Share shall be appropriately adjusted.

     11.5 DIVISION OF CONDEMNATION AWARD: Any award made for any condemnation of the Project, the Building, the Common Areas or the Leased Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award. Tenant shall, however, be entitled to make a claim for a separate award for Tenant's fixtures and equipment, moving expenses, loss of goodwill and the unamortized portion of improvements paid for by Tenant.

ARTICLE 12
DEFAULT AND REMEDIES

     12.1 EVENTS OF TENANT'S DEFAULT: The occurrence of any of the following shall constitute a default by Tenant: (a) failure to pay rent or other charges when due where such failure is not cured within five days after written notice of nonpayment; (b) failure to perform any other provision of this Lease within the time periods provided where such failure is not cured within thirty (30) days after written notice of such failure or such longer period as is reasonably necessary to effect such cure.

     12.2. LANDLORD'S REMEDIES: Landlord shall have the following remedies (which are cumulative and not exclusive and are in addition to any remedies now or later allowed by law) if Tenant is in default beyond applicable notice and cure periods. Landlord may terminate Tenant's right to possession of the Premises at any time. No act by Landlord other than giving notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord's initiative to protect Landlords interest under the terms of this Lease shall not constitute a termination of Tenants right to possession. Upon termination of Tenant's right to possession, Landlord has the right to recover from Tenant: (1) the worth of the unpaid rent that had been earned at the time of termination of Tenant's right to possession; (2) the worth of the amount of the unpaid rent that would have been earned after the date of termination of Tenant's right to possession after subtracting the amount Tenant reasonably proves could reasonably be avoided by Landlord; (3) any other amount, including but not limited to expenses incurred to relet the premises, court, attorney and collection costs, necessary to compensate Landlord for any all losses caused by Tenant's default. "The worth," as used in this article, is to be computed by allowing interest at the maximum legal interest rate permitted by law.

     12.3 LANDLORD'S DEFAULT AND TENANT'S REMEDIES: In the event Landlord fails to perform any of its obligations under this Lease. Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such obligations. In the event of Landlord's default as above set forth, then, and only then, Tenant may then proceed at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform. In the event Landlord fails to perform any of its obligations herein or under the Lease within such reasonable time period (except in case of emergency posing an immediate threat to persons or property, in which case no prior notice shall be required), then Tenant shall have the right but not the obligation to cure such default and to demand reimbursement by Landlord for the reasonable cost of such cure with interest thereon at the rate of ten (10%) percent per annum or the highest rate allowed by law, whichever is less, from the date of the expenditure until repaid. Nothing in this Article 12.3 shall entitle Tenant to offset rent or deduct such amounts from the Base Monthly Rent or Additional Rent due under the terms of this Lease.

     12.4 LIMITATION ON TENANT'S RECOURSE: Tenant agrees that the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals of any business entity which holds title to the Project. Tenant shall have recourse only to the assets of the Project (as shown on the Site Plan) for the satisfaction of such obligations and not to the other assets of any individual owner such officers, directors, trustees, partners, joint venturers, members, owners, stockholders or principals. Additionally, if Landlord is a corporation, partnership or limited liability corporation, then Tenant covenants and agrees:

          A. No partner, stockholder, or officer of Landlord shall be sued or named as a party in any suit or action brought by Tenant with respect to any alleged breach of this Lease (except to the extent necessary to secure jurisdiction over the entity and then only for that sole purpose);

          B. No service of process shall be made against any partner, stockholder, or officer of Landlord except for the sole purpose of securing jurisdiction over the entity; and

          C. No writ of execution shall be levied against the assets of any partner or officer of Landlord other than to the extent of his interest in the assets of the Project. Tenant further agrees that each of the foregoing covenants and agreements shall be enforceable by Landlord and by any partner or officer of Landlord and shall be applicable to any actual or alleged misrepresentation or non-disclosure made respecting this Lease or the Leased Premises or any actual or alleged failure, default or breach of my covenant or agreement either expressly or implicitly contained in this Lease or imposed by statute or at common law.

     12.5 TENANT'S WAIVER: Landlord and Tenant agree that the provisions of Article 12.3 above are intended to supersede and replace the provisions of California Civil Code 1932(1), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of Section 1932(1), 1941 and 1942 of the California Civil Code and/or any similar or successor Law regarding Tenant's right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the Laws of the State of California, or under any other present or future Law, in the event Tenant is evicted or Landlord takes possession of the Leased Premises by reason of any default by Tenant.

ARTICLE 13
GENERAL PROVISIONS

     13.1 TAXES ON TENANT'S PROPERTY: Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or Landlord by a governmental agency arising out of, caused by reason of or based upon Tenant's estate in this Lease. Tenant's ownership of property, improvements made by Tenant to the Leased Premises, improvements made by Landlord for Tenant's use within the Leased Premises, Tenant's use (or estimated use) of public facilities or services or Tenant's consumption (or estimated consumption) of public utilities, energy, water or other resources. On demand by Landlord. Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord's property, the Building or the Project, or if the assessed value of the Building or the Project is increased by the inclusion therein of a value placed upon same, then Landlord, after giving written notice to Tenant, shall have the right, regardless of the validity thereof, to pay such taxes, assessment, fee or public charge and bill Tenant, as Additional Rent, the amount of such taxes, assessment, fee or public charge so paid on Tenant's behalf. Tenant shall, within ten days from the date it receives an invoice from Landlord setting forth the amount of such taxes, assessment, fee or public charge so levied, pay to Landlord, as Additional Rent, the amount set forth in said invoice. Failure, by Tenant to pay the amount so invoiced within said ten day period shall be conclusively deemed a default by Tenant under this Lease. Tenant shall have the right, and with Landlord's full cooperation if Tenant is not then in default under the terms of this Lease, to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessment, fee or public charge so paid.

     13.2 HOLDING OVER: This Lease shall terminate without further notice on the Lease Expiration Date (as set forth in Article 1) as the same may be extended pursuant to the terms of the Lease. Any holding over after the expiration of the Lease shall be deemed an unlawful detainer of the Leased Premises unless Landlord has consented to same in writing. Any holding over by Tenant with written permission of Landlord shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred fifty percent of the Box Monthly Rent payable during the last full month immediately preceding such period of holding over.

     13.3 SUBORDINATION TO MORTGAGES: This Lease is subject and subordinate to all underlying ground leases and to all mortgages and deeds of trust which affect the Building and are of public record as of the Effective Date of this Lease, and to all renewals, modifications, consolidations, replacements and extensions thereof. However, if the lessor under any such ground lease or any Lender holding any such mortgage or deed of trust shall advise Landlord that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant. Tenant shall promptly execute, acknowledge and deliver any and all documents or instruments which Landlord and such lessor or Lender deem necessary or desirable to make this Lease prior thereto. Tenant hereby consents to Landlord's ground leasing the land underlying the Building and/or encumbering the Building as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject and subordinate to this Lease. However, if any lessor under any such future ground lease or any Lender holding such future mortgage or deed of trust shall desire or require that this Lease be made subject and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within twenty (20) days after Landlord's written request therefore, to execute, acknowledge and deliver to Landlord any and all documents or as requested by Landlord or such lessor or Lender as may be necessary or proper to assure the subordination of this Lease to such future ground lease, mortgage or deed of trust; but only if such lessor or Lender agrees to recognize Tenant's rights under this Lease and not to disturb Tenant's quiet possession of the Leased Premises so long as Tenant is not in default under this Lease. Tenant's failure to execute and deliver such subordination agreement within twenty (20) days after Landlord's request therefore (after the passage of an additional five (5) day cure period after written notice to Tenant of such failure) shall be a material default by Tenant under this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, including the right to terminate this Lease and sue for damages proximately caused thereby, it being agreed and understood by Tenant that Tenant's failure to so deliver such subordination agreement in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Article may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Project, or any interest therein. Landlord shall, within ninety (90) days of written request by Tenant following full execution of this Lease, use its best efforts to cause all mortgages, lenders, and other parties currently holding a security interest affecting the Leased Premises to execute a recognition and non-disturbance agreement which (i) provides that this Lease shall not be terminated so long as Tenant is not in default under this Lease and (ii) recognizes all of Tenant's rights hereunder.

     13.4 TENANT'S ATTORNMENT UPON FORECLOSURE: Tenant shall, upon request, attorn (i) to any purchaser of the Building at any foreclosure sale or private sale conducted pursuant to any security instrument encumbering the Building, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building, or (iii) to the lessor under any underlying ground lease of the land underlying the Building, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Tenant's rights under this Lease.

     13.5 MORTGAGEE PROTECTION: In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings if reasonably necessary to effect a cure.

     13.6 ESTOPPEL CERTIFICATES: Tenant will, following any request(s) by Landlord, promptly execute and deliver to Landlord an estoppel certificate (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by Landlord. Tenant's failure to execute and deliver such estoppel certificate within ten days after Landlord's request therefore (after the passage of an additional five (5) day cure period after written notice to Tenant of such failure) shall be a material default by Tenant under this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, including the right to terminate this Lease and sue for damages proximately caused thereby, it being agreed and understood by Tenant that Tenant's failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Article may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Project, or any interest therein.

     13.7 TENANT'S FINANCIAL INFORMATION: Tenant shall, within ten business days after Landlord's request therefore, deliver to Landlord a copy of Tenant's most recent, publicly disclosed, audited financial statement certified by Tenant in writing as to its accuracy) including a publicly disclosed income statement and balance sheet.

     13.8 FORCE MAJEURE: The obligations of each of the parties under this Lease (other than the obligation to pay money) shall be temporarily excused if such party is prevented or delayed in performing such obligation by reason of any strikes, lockouts or labor disputes; inability to obtain labor, materials, fuels or reasonable substitutes therefore; governmental restrictions, regulations, controls, action or inaction; civil commotion; inclement weather, fire or other acts of God; or other causes (except financial inability) beyond the reasonable control of the party obligated to perform (including acts or omissions of the other party for a period equal to the period of any such prevention, delay or stoppage.

     13.9 NOTICES: Any notice required or desired to be given by a party regarding this Lease shall be in writing and shall be personally served, or in lieu of personal service may be given by depositing such notice in the United States mail, postage prepaid, addressed to the other party at the address specified in Article 1.1 above. Any notice required under the Lease that is sent by mail shall be deemed received if properly addressed, three (3) business days after any such notice is deposited in the United States mail certified, postage prepaid, return-receipt requested.

     13.10 ATTORNEYS' FEES: In the event any party shall bring any action, arbitration proceeding or legal proceeding alleging a breach of any provision of this Lease to recover rent, to terminate this Lease, or to enforce, protect, determine or establish any term or covenant of this Lease or rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, all reasonable expenses incurred by the prevailing party. In the event that Landlord shall be required to retain counsel to enforce any provision of this Lease, or if Tenant defaults under this Lease and thereafter cures (or desires to cure) such default with Landlord's consent, Tenant shall pay to Landlord all reasonable expenses so incurred by Landlord promptly upon demand. Landlord may enforce this provision by requiring Tenant to pay such fees and costs as a condition to curing its default.

     13.11 DEFINITIONS: Any term that is given a special meaning by any provision in this Lease shall, unless otherwise specifically stated, have such meaning whenever used in this Lease or in any Addenda or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:

          A. REAL PROPERTY TAXES: The term "Real Property Tax" or "Real Property Taxes" shall each mean (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership or new construction), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed for whatever reason against the Project or any portion thereof, or Landlord's interest therein, or the fixtures, equipment and other property of Landlord that is an integral part of the Project and located thereon, or Landlord's business of owning, leasing or managing the Project or the gross receipts, income or rentals from the Project; (ii) all charges, levies or fees imposed by any governmental authority against Landlord by reason of or based upon the use of or number of parking spaces within the Project, the amount of public services or public utilities used or consumed (e.g. water, gas, electricity, sewage or surface water disposal) at the Project, the number of persons employed by tenants of the Project, the size (whether measured in area, volume or number of tenants) or the value of the Project, or the type of use or uses conducted within the Project; and (iii) all costs and fees (including reasonable attorneys' fees) incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If, at any time during the Lease Term, the taxation or assessment of the Project prevailing as of the Effective Date of this Lease shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment creation of a new tax or charge, or any other cause) an alternate, substitute, or additional tax or charge (i) on the value, size, use or occupancy of the Project or Landlord's interest therein or (ii) on or measured by the gross receipts, income or rentals from the Project, or on Landlord's business of owning, leasing or managing the Project or (iii) computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the terms "Real Property Taxes" for purposes of this Lease. If any Real Property Tax is partly based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the terms "Real Property Taxes", Notwithstanding the foregoing, the term "Real Property Taxes" shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord's income from all sources. "Real Property Taxes" shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest term allowed by the assessing or taxing authority.

          B. LANDLORD'S INSURANCE COSTS: The term "Landlord's Insurance Costs" shall mean the costs to Landlord to carry and maintain the policies of fire and property damage insurance, including earthquake and flood, for the Project and Landlord's general liability insurance carried by Landlord pursuant to Article 9, together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss.

          C. PROJECT MAINTENANCE COSTS: The term "Project Maintenance Cost" shall mean all costs and expenses (except Landlord's Insurance Costs and Real Property Taxes) paid or incurred by Landlord in protecting, operating, maintaining, repairing and preserving the Project and all part thereof, including without limitation, (i) professional management fees equal to three percent of the annualized Base Monthly Rent, (ii) the amortizing portion of any costs incurred by Landlord in the making of any modifications, alterations or improvements which are so amortized during the Lease Term, (iii) costs of complying with ADA standards imposed upon Landlord, governmental regulations governing Tenant's use of Hazardous Materials, and Landlord's costs of monitoring Tenant's use of Hazardous Materials including fees charged by Landlord's consultants to periodically inspect the Premises and the Property, all costs associated with the maintaining and repairing of the parts of the drainage district, and (v) such other costs as may be paid or incurred with respect to operating, maintaining and preserving the Project, such as repairing replacing and resurfacing the exterior surfaces of the buildings (including roof membranes but not the structural portions of the roof), repairing, replacing portions of and resurfacing paved areas, cleaning, maintaining, repairing, or replacing the interior of the Leased Premises both during the Lease Term and upon the termination of the Lease, and maintaining, repairing or replacing , when necessary electrical, plumbing, sewer, drainage, heating, ventilating and air conditioning systems serving the buildings, providing utilities to the common areas, maintenance, repair, replacement or installation of lighting fixtures, directional or other signs and signals, irrigation or drainage systems, trees, shrubs, materials, maintenance of all landscaped areas, and any rental paid far machinery and equipment (if leased).

          D. READY FOR OCCUPANCY: The term "Ready for Occupancy" shall mean the date upon which all of the Lease documents have been fully executed and delivered to the respective parties and all monies required by the terms of the Lease have been paid, Notwithstanding the Ready For Occupancy provision of this Lease, and the definition thereof, the Base Monthly Rent and the Additional Rent shall not commence until June 1, 2000.

          E. TENANT'S PROPORTIONATE SHARE: The term Tenant's Proportionate Share" or Tenant's Share", as used with respect to an item pertaining to the Building, shall each mean one hundred percent of the square footage of the Leased Premises and of the Project.

          F. BUILDING'S PROPORTIONATE SHARE: Not applicable in this Single Tenant Lease wherein Tenant is leasing both buildings.

          G. BUILDING OPERATING EXPENSES: The term "Building Operating Expenses" shall mean and include all of the of all Real Property Taxes, all Insurance Costs, including Landlord's general liability costs and any insurance costs relating to Article [9.1 F] herein contained, all Project Maintenance Costs and an accounting fee equal to three percent of the combined total of all such costs. Notwithstanding anything to the contrary in the Lease, "Building Operating Expenses" shall not include and Tenant shall not have any obligation to perform or to pay for the following (collectively, "Costs"): (a) Costs occasioned by the act omission or violation of any law by Landlord; (b) Costs occasioned by casualty or by the exercise of the power of eminent domain; (c) Costs to correct any construction defect as certified by a licensed architect with at least 10 years experience in the design and construction of industrial type concrete tilt-up buildings in Santa Clara County, in the Leased Premises or the Project on the Lease execution date; (d) Costs incurred in connection with the presence of any Hazardous Material in, on, under, or about the Project except, to the extent caused by the release or emission of the Hazardous Material in question by Tenant, Tenant's agents or Tenant's employees; (e) interest, charges and fees incurred on debt; (f) Costs of repair, maintenance and replacement of the Structural Portions of the Buildings (concrete walls, foundations, and the structural portions of the roof) and costs lo cause such structural portions to comply with Laws.

          H. LAW: The term "Law" shall mean any judicial decision and any statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Leased Premises, the Building or the Project, or any of them in effect either at the Effective Date of this Lease or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of Fire examiners or a public utility or special district).

          I. LENDER: The term "Lender" shall mean the holder of any note or other evidence of indebtedness secured by the Project or any portion thereof.

          J. PRIVATE RESTRICTIONS: The term "Private Restrictions" shall mean all recorded covenants, conditions and restrictions, private agreements, easements, and any other recorded instruments affecting the use of the Project, as they may exist from time to time.

          K. RENT: The term "rent" shall mean collectively Base Monthly Rent and all Additional Rent, and all other amounts owed by Tenant to Landlord.

          L. COMMON AREAS: Those areas surrounding the enclosed Leased Premises upon which exists landscaping areas, parking areas, driveway and access areas, trash enclosures, sidewalks, and so forth which areas compose a portion of The Project.

     13.12 GENERAL WAIVERS: One party's consent to or approval of any act by the other party, requiring the first party's consent or approval shall not be deemed to waive or render unnecessary the first party's consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof shall be effective unless in writing and signed by the waiving party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

     13.13 MISCELLANEOUS: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease which is executed by the parties shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The term "party" shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the Laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms "must", "shall", "will" and "agree" are mandatory. The term "may" is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefore. Where Tenant is obligated not to perform any act or is not permitted to perform any act. Tenant is also obligated to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing said act. Landlord shall not become or be deemed a partner of a joint venturer with Tenant by reason of any of the provisions of this Lease.

     13.14 REASONABLE EXPENSES: Any expenditure by a party permitted or required under the Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

     13.15 APPROVALS: Whenever the Lease requires an approval, consent, designation, determination, selection or judgement by either Landlord or Tenant, such approval, consent, designation, determination, selection or judgement and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

ARTICLE 14

CORPORATE AUTHORITY

     14.1 CORPORATE AUTHORITY: If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that Tenant is validly formed and duly authorized and existing, that Tenant is qualified to do business in the State of California, that Tenant has the full right and legal authority to enter into this Lease, that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the bylaws and/or a board of directors' resolution of Tenant, and that this Lease is binding upon Tenant in accordance with its terms.

     14.2 ENTIRE AGREEMENT: This Lease, the Exhibits (as described in Article I) and the Addenda (as described in Article I), which Exhibits and Addenda are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the lease by Landlord of the Leased Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.

     14.3 LANDLORD'S REPRESENTATIONS: Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Project, the Building or the Leased Premises, upon which Tenant relied in entering into this Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the Leased Premises may be used for Tenant's intended use under existing Law or (ii) the suitability of the Leased Premises for the conduct of Tenant's business or (iii) the exact square footage of the Leased Premises, that Tenant relied solely upon its own investigations respecting said matters and that upon its execution of this Lease, accepts the leasable area as specified herein. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord's agent(s), if any, not contained in this Lease or in any Addenda hereto.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Lease.

AS LANDLORD:		AS TENANT:

RENCO INVESTMENT COMPANY		VA LINUX SYSTEMS, INCORPORATED

BY:	/s/ [ILLEGIBLE]	BY:	/s/ [ILLEGIBLE]

	[ILLEGIBLE]		Brian Biles, VP Mktg

BY:	/s/ [ILLEGIBLE]	TITLE:	/s/ [ILLEGIBLE]

	James R. Blair, General Partner		Todd Schull, CFO

BY:	/s/ Donald [ILLEGIBLE]

Richard Peery, General Partner

TITLE:	Richard Peery

DATE:	5/2/00	DATE: 5/2/00

EXHIBIT A

Bayside Technology Park

46393-47071 Bayside Parkway

[site plan omitted]

EXHIBIT "B"

[site plans omitted]

EXHIBIT "C"
TENANT IMPROVEMENT ALLOWANCE LETTER
INTERIOR ALLOWANCE

I. Landlord agrees that it will provide tenant improvement money for the improvement of the interior of the Leased Premises as follows:

Subject to Landlord's reasonable approval Tenant shall have the flexibility to design a floor plan that suits Tenant's needs so long as Tenant's plan preserves the general purpose nature of the building and the interior.

The term "general purpose improvements" is intended to mean those improvements (and the configuration of such improvements) that can be used by a majority of users who have or are likely to locate in electronic manufacturing or support type industrial or office buildings or for mandated upgrades due to ADA requirements. Special purpose improvements include but are not limited to the following: raised computer floors, compressed air systems, gas or liquid distribution systems, haylon fire extinguishing systems, excess or redundant HVAC equipment or distribution systems, flammable or solvent storage or waste systems, special electrical systems, lighting levels in excess of Title 24 limitations, redundant or backup electrical power, telephone systems, alarm systems, public address systems, fire sprinkler monitoring equipment, computer cabling, burn in rooms, sound insulated rooms, plumbing other than for domestic use, clean rooms, window covering, moveable partitions, equipment used in eating or food handling facilities, materials (or the arrangement of materials) that are unique to one segment of users, the connection of Tenant's equipment to building HVAC, electric, or plumbing systems ("fit up"), and the like. Subject to Landlord's approval, Tenant at its sole cost and expense shall install all required improvements and fixtures to provide for any Hazardous Materials which have been approved in writing by Landlord.

Landlord reimburse Tenant for the cost of general purpose Tenant Improvements up to a maximum of Nine Hundred Seventy Five Thousand, Two Hundred Dollars ($975,200.00). Tenant agrees to pay in cash the entire cost of construction (if any) of Tenant Improvements in excess of the above amount.

Tenant shall provide to Landlord a Conceptual Plan (Conceptual Plan) for the Tenant Improvements showing Tenant's preference for the location of: doors, partitions, ceilings, air conditioned areas, restrooms, offices, conference areas, entries, assembly or manufacturing areas, storage and distribution areas, and any proposed alterations to existing improvements in Landlord's Building. Landlord shall be allowed 3 business days to approve or make suggestions as to changes in the Conceptual Plan. Landlord's approval shall not be unreasonably withheld. Tenant shall pay the costs of such special purpose improvements at Tenants sole costs and expense.

Tenant shall also be solely responsible for the design, approval, and payment of the costs of construction for any and all work, fixtures, or materials required for the construction of Tenant's interior improvements as shown on Construction Drawings approved by Landlord and Tenant. Landlord shall reimburse Tenant for construction costs as specified above, with the exceptions noted, upon the following terms and conditions:

1)	Provide Landlord with a Conceptual Plan as noted above and as approved by Landlord.

2)	Complete construction by December 31, 2000

3)	Comply with the provisions of Article 6 of the Lease

Tenant Improvement Agreement
Interior Allowance

4)	Use materials and construction techniques (where appropriate) which match, complement, or exceed the quality of those used by Landlord in the construction of the existing improvements

5)	Provide Landlord with reproducible drawings showing the construction performed by Tenant

The funds that Landlord has agreed to spend specifically exclude any and all fees charged by governmental agencies for Tenant's use of Hazardous Materials (approved in writing by Landlord) or Tenant's service of food which fees include but are not limited to: sewer or sanitary district fees, health department fees, air quality fees, excess water usage fees, and the like. Any and all such fees shall be paid by Tenant to the appropriate governmental agency.

Upon being presented with evidence reasonably satisfactory to Landlord that all the construction bills have been paid and that the dates for any liens have expired or lien rights waived by materialmen, suppliers, contractors and subcontractors, Landlord shall reimburse Tenant for Tenant's construction costs as provided above.

OPTION TO RENEW LEASE

This Option to Renew Lease ("Option") is entered into by, and between RENCO INVESTMENT COMPANY, a California General Partnership ("Landlord") and VA LINUX SYSTEMS, INCORPORATED, A Delaware Corporation ("Tenant") to be effective as of the date the last of the designated signatories to this Option shall have executed this Option, with respect to the following described Lease (the "Lease") for the following described premises (the "Leased Premises"):

     "That certain Lease dated as of April 6, 2000, by and between Landlord and Tenant for the lease of approximately 139,311 square feet in those certain buildings consisting of 87,544 and 51,767 square feet, more or less, located at 46939 and 47071 Bayside Parkway, Fremont, CA 94538.

1. For and in consideration of Tenant entering into the Lease and other valuable consideration, Landlord hereby grants to Tenant an option to renew the Lease for an additional term of Five (5) years (the "Renewal Term") commencing on the expiration of the Lease (the "Renewal Commencement Date") and ending Five) years thereafter (Renewal Expiration Date").

2. The lease of the Leased Premises For the Renewal Term shall be on the same terms and conditions as set forth in the Lease, except:

     A. That the rental for the Leased Premises during the Renewal Term shall be as set forth below in Paragraph 5, and

     B. That the Security Deposit shall be increased to the rental amount determined in Paragraph 5 (the "Increased Security Deposit Amount") plus the sum of Five Hundred ($500) Dollars.

     C. Exhibit "C" shall be inoperative in that there shall be no Tenant Improvement Allowance for the modification of the interior of the Leased Premises for the option period.

3. Provided that Tenant shall not have been in default under the Lease prior to the exercise of this Option as defaults are defined in Section 4 below, Tenant shall notify Landlord of Tenant's exercise of its right to renew the Lease for Renewal Term only by giving to Landlord written notice not sooner than seven (7) months prior to the Renewal Commencement Date and not later than five (5) months prior to the Renewal Commencement Date (time is expressly of the essence to Landlord). Any attempted exercise of this Option made other than within the time period stated or in the manner stated shall be void and of no force or effect.

4. This Option to Renew Lease is expressly conditioned upon Tenant having performed each and every of its covenants under the Lease at all times during the entire Lease Term in a timely fashion (time being made expressly of the essence), with the full and complete understanding that if, at any time during the Lease Term, Tenant shall fail to perform any of its covenants or obligations under the Lease in a timely fashion, this Option shall terminate without notice and be of no further effect irrespective of whether or not Tenant shall have cured such breach,

Tenant acknowledges that Tenant's promise to faithfully perform each of its covenants and obligations under the Lease in a timely fashion was material Inducement to Landlord in granting to Tenant this Option to Renew Lease.

     For purposes of this Option to Renew Lease Tenant shall be deemed to have paid the Base Monthly Rent according to the terms of the Lease if Tenant shall have paid such monthly rental within six (6) days of being notified by Landlord of such rental being due and unpaid.

     With respect to matters other than monies due Landlord, Tenant shall be deemed to have performed according to the terms and conditions of the Lease if Tenant shall have commenced a cure within ten (10) days of having been notified of a default under such Lease and shall have completed such cure within thirty (30) days thereafter or, in the event such a default is not curable within said 30 day period, Tenant shall have diligently pursued such cure to the reasonable satisfaction of Landlord.

5. If Tenant shall have properly and timely exercised its right to extend the term of the Lease and provided that Tenant shall not have been in default under the terms of the Lease as of the Renewal Commencement Date, the term of the Lease shall be so extended for such Renewal Term on the same terms and conditions contained in the Lease; provided, however, there shall be no Tenant Improvement Allowance Letter and the Base Monthly Rent for each month of the first Twelve (12) months Renewal Term shall be calculated as follows: The new Base Monthly Rent of the Renewal Term shall be the greater of: (i) the Base Monthly Rent being paid by Tenant to Landlord during the final full month of the initial Lease Term, or (ii) the Then Market Rental Rate for the Lease Premises.

6. For purposes of this Option to Renew Lease, the term "Then Monthly Market Rental Rate" shall be determined by mutual agreement between Landlord and Tenant or, in the event such agreement cannot be made within ten (10) days from the date Tenant shall have exercised this Option, Landlord and Tenant shall each appoint a real estate appraiser with at least five (5) years full-time commercial/Industrial appraisal experience in Santa Clara County to appraise and determine the fair market monthly rental rate the Leased Premises, in their then existing condition for the use specified in the Lease could be leased for, on the same terms and conditions set forth in the Lease, to a qualified tenant ready, willing and able to lease the Leased Premises for a term equal to the Renewal Term. Notwithstanding the above, however, the appraisers shall take into consideration the value of the Tenant in place, and the avoided costs of retaining an existing Tenant in His/Her efforts to determine a fair and representative "Then Monthly Market Rental Rate. If either party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the other party can then apply to the President of the Santa Clara County Real Estate Board or the presiding Judge of the Superior Court of that County for the selection of a second appraiser who meets the qualifications stated above. The failing party shall bear the cost of appointing the second appraiser and of paying the second appraiser's fee. The two appraisers shall attempt to establish the Then Monthly Market Rental Rate for the Leased Premises. If the two appraisers are unable to agree on the Then Monthly Market Rental Rate for the Leased Premises within ten (10) days after the second appraiser has been selected or appointed, then the two appraisers shall attempt to select a third appraiser meeting the qualifications stated above. If they fail to agree on a third appraiser, either party can follow the above procedure for having an appraiser appointed by the Real Estate Board or a judiciary. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. Unless the three appraisers are able to agree on the Then Monthly Market Rental Rate for the Leased Premises within ten (10) days after the selection or appointment of the third appraiser, the two appraisal amounts being calculated most closely together, after having discarded the appraisal amount which most greatly varies from the other two appraisal amounts, shall be added together then divided by two (2). The resulting rental amount shall be defined as the Then Monthly Market Rental Rate for the Leased Premises. In no event, however, shall the resulting Then Monthly Market Rental Rate be less than the Base Monthly Rent paid during the final full month of the Initial Lease Term. If the Then Monthly Market Rental is determined by appraisal and if Tenant does not, in Tenant's sole discretion, approve the rental amount established thereby, then Tenant may rescind its exercise of the renewal option by giving Landlord written notice of such election to rescind within ten (10) days after the Then Monthly Rental has been established. If Tenant rescinds its exercise of the renewal option, then (i) the Lease shall terminate on the date the Lease Term would otherwise have expired absent Tenant's exercise of the renewal option, or at Landlord's option, may be extended by ninety (90) days, and (ii) Tenant shall pay all costs and expenses of all appraisals.

     The Base Monthly Rent shall be adjusted upward (increased) at the anniversary of each year of the extended lease term commencing with the beginning of the Thirteenth Month of the extended lease term, by the amount of Three Percent of the Base Monthly Rent calculated for the prior Twelve Month period. Such increased rental amount shall be effective during the subsequent Twelve (12) month period of the extended term.

7. This Option to Renew is subject and subordinate to any underlying ground leases and to all mortgages and deeds of trust which affect the Building and are of public record as of the Effective Date of this Option to Renew Lease, and to all renewals, modifications, consolidations, replacements and extensions thereof. However, if the lessor under any such ground lease or any Lender holding any such mortgage or deed of trust shall advise Landlord that it desires or requires this Option to Renew Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all documents or instruments which Landlord and such lessor or Lender deem necessary or desirable to make this Option to Renew Lease prior thereto. Tenant hereby consents to Landlord's ground leasing the land underlying the Building and/or encumbering the Building as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject and subordinate to this Option to Renew Lease. However, if any lessor under any such future ground lease or any Lender holding such future mortgage or deed of trust shall desire or require that this Option to Renew Lease by made subject and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within twenty (20) days after Landlord's written request therefore, to execute, acknowledge and deliver to Landlord any and all documents or instruments requested by Landlord or such lessor or Lender as may be necessary or proper to assure the subordination of this Option to Renew Lease to such future ground lease, mortgage or deed of trust; but only if such lessor or Lender agrees to recognize Tenant's rights under this Option to Renew Lease so long as Tenant is not in default under the Lease, or this Option to Renew Lease.

IN WITNESS WHEREOF, the parties have executed this Option to Renew Lease on the dates below set forth to be effective as of the date referenced above.

AS LANDLORD:	AS TENANT:

RENCO INVESTMENT COMPANY	VA LINUX SYSTEMS, INCORPORATED

A California General Partnership	A Delaware Corporation

By /s/ [ILLEGIBLE]	By	/s/ BRIAN BILES

General Partner	Title:	BRIAN BILES VP MKTG.

By /s/ [ILLEGIBLE]	By	/s/ Todd Schull

General Partner	Title:	Chief Financial Officer

By /s/ RICHARD PEERY

General Partner

DATE: 5/2/00	DATE:	5/2/00

BAYSIDE TECHNOLOGY PARK
EXTERIOR, SIGNAGE STANDARDS

In an effort to encourage and maintain High Quality Architectural Signage Standards and to also provide for good Tenant visibility, this Exterior Sign Program has been adopted.

BUILDING MOUNTED SIGNAGE

MULTI-TENANT BUILDINGS

Exterior Wall signs are not permitted unless the building is designed to accommodate signage in the design of the elevations. At this time there are no Multi-Tenant buildings with this design feature.

SINGLE TENANT BUILDINGS

Custom Logos, Type styles and Colors can be recommended for approval if the following criteria is observed.

Scale Plans showing the dimensioned sizes, square footage used, placement, colors, materials and finishes must be submitted to RENCO PROPERTIES, INC. for approval by the review board prior to acquiring City Sign Permits.

The overall look of the building elevation must be considered when selecting size, colors, materials and finishes. Since there are many creative building designs, what may look good on one building may not necessarily be appropriate on another.

Buildings can be allowed One Sign Location facing each different street frontage.

Bayside Technology Park is not a Retail environment, and only High Quality Corporate Images are desired. However, your Custom Image is welcome as long as it can be adapted to the building exterior as a Identification Mark and NOT a BIG SIGN. Sign design, fabrication and installation should look clean and contemporary, with attempts made to hide bolts, rivets and other fasteners.

The content of the Wall Sign is limited to the Corporate or Company Name, Logo, Trademark, and/or Division Name. No description of Products or Services, Slogans, Phone Numbers, Banners, or any other type of sign is permitted. Shipping & Receiving Hours Signs located on the back of the building are exempt.

Bayside Technology Park
Exterior Signage Standards

Illuminated Individual Channel Letters are permitted. The letters can have transparent faces which illuminate or solid opaque faces which create a halo effect back illuminated against the building wall. Electrical raceways should be hidden whenever possible. Exposed Neon is not desired in signage. However, it could be used if incorporated with the building architectural design such as in as restaurant exterior.

The following Square Footage GUIDELINES will help your designer. Define the area by using eight or fewer perimeter lines and figure the Square Footage Area.

VERY SHORT NAMES (5 Letters & Logo) can use 40 Square Feet.

SHORT NAMES (10 Letters & Logo) can use 50 Square Feet.

MEDIUM NAMES (15 Letters & Logo) can use 60 Square Feet.

LONG NAMES (20 Letters & Logo) can use 70 Square Feet.

These guidelines are for signs on building walls that face into Bayside Technology Park.

Signs that directly face Freeway 880 may be up to 35% larger than these guidelines, with a maximum of 75 Square Feet.

INFORMATIONAL & DIRECTIONAL SIGNAGE

MULTI-TENANT BUILDINGS

Informational signs are not permitted unless the building is designed to accommodate this kind of signage in the design of the site plans. At this time there are no Multi-Tenant buildings with this design feature. If a Shipping/Receiving sign is necessary at a driveway entrance, it will be a sign that is in keeping with the building design, with address numbers and arrows as needed, but not a listing of tenants names.

Informational Signs By the Street (15' setback is still required) Maximum panel size is 18" tall x 32" wide, (which is 4 square feet), with the overall height 42" maximum. The signs should be made from painted aluminum and not, plywood, as it not as durable.

SINGLE TENANT BUILDINGS

April 16, 1996

Bayside Technology Park
Exterior Signage Standards

Informational signs are permitted at the building driveways. The signs will be in keeping with the building design, with address numbers and arrows as needed, and can include the Corporate Name & Logo, and be in the corporate colors.

Informational Signs By the Street (15' setback is still required) Maximum panel size is 18" tall x 32" wide, (which is 4 sq. feet), with the overall height 42" maximum.

Directional Signs within the parking areas Standard panel size is 18" tall x 32" wide, (which is 4 sq. feet), with the overall height 42". A Multi-Building Campus with a single tenant may have larger directional signs up to 10 square feet, like 40" tall x 36~ wide, with the overall height 60~ maximum. These signs m~ not be located within 50 feet from any street frontage.

General Notes on Informational & Directional Signs

Informational & Directional Signs are not intended to be advertising signs, so if there is heavy directional copy, the name and/or logo may have to be left off, or kept small.

Directional signs with changeable or switchable panels can be approved if the directory is recessed into the main sign face with screws showing.

These signs should be fabricated from aluminum and not plywood, as it not as durable. Acrylic Polyurethane finishes in Semi-gloss finishes will provide 7 to 12 years of paint.

Informational & Directional Signs can be 2-sided as required.

Scale Plans showing the dimensioned sizes, square footage used, placement, colors, materials and finishes must be submitted to RENCO PROPERTIES, INC. for approval by the review board prior to acquiring City Sign Permits.

After the review board has given written approval, contact Fred Broumand at the City of Fremont, (415) 790-6642. He is responsible for Exterior Sign Permits. All exterior signs must be approved by the City of Fremont Planning & Building Department and have a valid Sign Permit. This can be a 4-5 week approval process if the sign is visible from Highway 880, Fremont Avenue or West Warren Avenue. The planning staff may require these major streets locations to go through their SPAR review process. On smaller streets within the park the approval process can sometimes take just a few days. The City of Fremont requires that all electrical signs have a UL label, a permit label and a manufactures' label.

April 16, 1996

EXHIBIT B

Bayside Technology Park
46393-47071 Bayside Parkway

Phase I Subleased Premises
BUILDING 42
Tennis Court
BUILDING 47

EXHIBIT B-1

@ ROAD - PRELIMINARY FLOOR PLAN

NOT FOR CONSTRUCTION

N.T.S.

8877-1.20 (MAY 25, 2004)

habitec ARCHITECTURE & PLANNING

EXHIBIT C-1

FURNITURE

Phase I Subleased Premises;

o	First Floor:

m	Approximately 17 hardwalled offices, 11 conference rooms, 233 8' x 8' Technlon cubicles, 1 cafeteria, 1 lounge and 6 lab areas that total about 6,000 square feet

o	Second Floor.

m	Approximately 23 hardwalled offices, 9 conference rooms and 126 8' x 8' Technlon cublicles

o	All existing office furniture, cubicles, conference room furniture and cafeteria furniture and other miscellaneous items in the Phase I Subleased Premises, substantially in accordance with the "Inventory" specified in pages 2 and 3 of this Exhibit C-1

Phase II Subleased Premises:

o	Approximately 4 hardwalled offices and 1 conference room.

Exhibit C-1 (continued)

Inventory - 47071 Bayside Parkway

ITEM	QTY
Cubicles	275
Telephone Handsets	150
Cubicle Chairs	122
Pedestals	368
OFFICES:
Furnished	28
Chair	4
Framed White Board	1
Unframed White Board	23
Side Chairs	35
CONFERENCE ROOMS:
Conference Tables	5
Conference Room Chairs	82
Framed White Board	3
Unframed White Board	15
Credenza	7
LABS
Racks	2
Benches	7
OTHER:
2 Drawer Lateral File Cabinets	15
4 Drawer Lateral File Cabinets	6
2 Drawer Vertical File	4
4 Drawer Vertical File	19
Desk Unit - Work Alcove	2
Bookcases	13
Storage Rack	1
Laptop center	1
Extra Wardrobes	3
Small Wood Stand	1
2 Door Lateral Storage	14
2 Drawer Filer Pedestal	1
Round Kitchen Table	1
Kitchen Side Chairs	6
Regrigerator - Black	1
Extra Desk Units	3
Misc. Style Chairs	2
Storage Cabinets	4
Misc. Unframed Whiteboards	2
Outdoor Fountains	2

ITEM	QTY
CAFETERIA
Square Tables	20
Round Tables	3
Tall Tables	8
Standard Chairs	74
Tall Chairs	24
Racks	7
Equipment:
Ice Machine	1
Sub Zero Refrigerator	2
Sub Zero Freezer	1
Steamcraft	1
Range/Grill/Fryer Combo	1
Oven	2
Misc:
Garbage Canisters	4

EXHIBIT C-2

EQUIPMENT

Approximately 150 telephone handsets and CAT 5 cabling.

One (1) emergency backup generator (with transfer switch).

Uninterruptible Power Supply (UPS).

Sonitrol Security System

Cafeteria:

o	Ice Machine

o	Sub Zero Refrigerator

o	Sub Zero Freezer

o	Steamcraft

o	Range/Grill/Fryer Combo

EXHIBIT D

[site blueprint omitted]

EXHIBIT E

Bayside Technology Park
46393-47071 Bayside Parkway

BUILDING 42
BUILDING 47
Tennis Court
151
310